                                                                    EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                           AMERICAN TOWER CORPORATION,

                              AMERICAN TOWERS, INC.

                                       and

                                OMNIAMERICA, INC.

                                   Dated as of

                                November 16, 1998

                                TABLE OF CONTENTS

                                                                            Page
ARTICLE 1
     DEFINED TERMS; TARGET DISCLOSURE SCHEDULE............................. -1-

ARTICLE 2
     THE MERGER............................................................ -2-
          2.1   The Merger................................................. -2-
          2.2   Closing.................................................... -2-
          2.3   Effective Time............................................. -2-
          2.4   Effect of the Merger....................................... -2-
          2.5   Certificate of Incorporation............................... -2-
          2.6   Bylaws..................................................... -2-
          2.7   Directors and Officers..................................... -2-

ARTICLE 3
     CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES........................ -2-
          3.1   Conversion of Capital Stock................................ -2-
          3.2   Exchange of Certificates.  ................................ -4-
ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF TARGET.............................. -5-
          4.1   Organization and Business; Power and Authority; Effect of
                Transaction................................................ -5-
          4.2   Financial and Other Information. .......................... -7-
          4.3   Material Statements and Omissions; Absence of Events....... -7-
          4.4   Title to Properties; Leases................................ -8-
          4.5   Compliance with Private Authorizations..................... -9-
          4.6   Compliance with Governmental Authorizations and Applicable
                Law....................................................... -10-
          4.7   Year 2000 Compliant....................................... -10-
          4.9   Insurance................................................. -11-
          4.10  Tax Matters.  ............................................ -11-
          4.11  ERISA Matters............................................. -12-
          4.13  Bank Accounts, Etc........................................ -13-
          4.14  Employment and Consulting Arrangements.................... -14-
          4.15  Material Agreements....................................... -14-
          4.16  Ordinary Course of Business............................... -15-
          4.17  Broker or Finder.......................................... -16-
          4.18  Environmental Matters..................................... -16-
          4.19  Capital Stock............................................. -17-

ARTICLE 5
     REPRESENTATIONS AND WARRANTIES OF ATC AND ATI........................ -17-
          5.1   Organization and Business; Power and Authority; Effect of
                Transaction............................................... -17-
          5.2   Financial and Other Information........................... -18-
          5.3   Material Statements and Omissions; Absence of Events...... -18-
          5.4   Broker or Finder.......................................... -19-
          5.5   Capital Stock............................................. -19-
          5.6   Tax Matters.  ............................................ -20-
          5.7   Compliance with Governmental Authorizations and
                Applicable Law.  ......................................... -20-
          5.8   Year 2000 Compliant....................................... -21-
          5.9   Compliance with Private Authorizations.................... -21-

          5.10  Title to Properties; Leases............................... -21-
          5.11  Related Transactions...................................... -22-
          5.12  Insurance................................................. -23-
          5.13  ERISA Matters............................................. -23-
          5.14  Product Liability......................................... -24-
          5.15  Ordinary Course of Business............................... -24-
          5.16  Environmental Matters..................................... -25-
          5.18  Material Agreements....................................... -26-

ARTICLE 6
     COVENANTS............................................................ -27-
          6.1   Access to Information; Confidentiality.  ................. -27-
          6.2   Agreement to Cooperate; Certain Other Covenants.  ........ -28-
          6.3   Public Announcements...................................... -28-
          6.4   Notification of Certain Matters........................... -29-
          6.5   Other Offers; No Solicitation............................. -29-
          6.6   Conduct of Business by Target Pending the Merger.......... -30-
          6.7   Additional Tax Matters.................................... -32-
          6.8   Certificates of Non-Foreign Status........................ -32-
          6.9   Target Stock Options...................................... -33-
          6.10  Stockholder Approval...................................... -33-
          6.11  Registration Statement and Proxy/Information Statement.... -34-
          6.12  Directors', Officers' and Employees' Indemnification...... -34-
          6.13  Solicitation of Employees................................. -36-
          6.14  Registration Rights....................................... -36-
ARTICLE 7
     CLOSING CONDITIONS................................................... -36-
          7.1   Conditions to Obligations of Each Party................... -36-
          7.2   Conditions to Obligations of ATC and ATI.................. -37-
          7.3   Conditions to Obligations of Target....................... -38-

ARTICLE 8
     TERMINATION, AMENDMENT AND WAIVER.................................... -39-
          8.1   Termination............................................... -39-
          8.2   Effect of Termination..................................... -40-

ARTICLE 9
     GENERAL PROVISIONS................................................... -40-
          9.1   Waivers; Amendments....................................... -41-
          9.2   Fees and Expenses.  ...................................... -41-
          9.3   Notices................................................... -41-
          9.4   Specific Performance; Other Rights and Remedies........... -42-
          9.5   Severability.............................................. -42-
          9.6   Counterparts.............................................. -43-
          9.7   Section Headings.......................................... -43-
          9.8   Governing Law............................................. -43-
          9.9   Entire Agreement.......................................... -43-
          9.10  Assignment................................................ -43-
          9.11  Parties in Interest....................................... -44-
          9.12  Non-Survival of Representations, Warranties, Covenants
                and Agreements............................................ -44-

APPENDIX A:                         Definitions

EXHIBITS:

   EXHIBIT A:     Registration Rights Agreement (Section 7.2(f)).
   EXHIBIT B:     Target Investment Letter (Section 7.2(g)).
   EXHIBIT C:     Target Tax Certificate (Section 7.2(h)).
   EXHIBIT D:     ATC Tax Certificate (Section 7.3(e)).
   EXHIBIT E:     ATC Voting Agreement (Section 7.3(f)).
   EXHIBIT F:     Representation Letter to Target's Auditors (Section 6.10(e)).
   EXHIBIT G:     Target Officer's Certificate (Section 7.2(a)).

                          AGREEMENT AND PLAN OF MERGER


            Agreement and Plan of Merger, dated as of November 16, 1998, by and among American Tower Corporation, a Delaware corporation ("ATC"), American Towers, Inc. a Delaware corporation ("ATI"), and OmniAmerica, Inc., a Delaware corporation ("Target").

                              W I T N E S S E T H:

            WHEREAS, the Boards of Directors of ATC, ATI and Target have determined that the merger (the "Merger") of Target into ATI on the terms and conditions set forth in this Agreement and Plan of Merger (this "Agreement") is consistent with and in furtherance of the long-term business strategy of each, and is fair to, and in the best interests of, ATI and Target and the stockholders of each; and

            WHEREAS, this Agreement provides that Target shall be merged with and into ATI, and ATI shall be the surviving corporation; and

            WHEREAS, the Boards of Directors of ATI and Target have approved and adopted this Agreement and have directed that this Agreement be submitted to the stockholders of ATI and Target, respectively, for their adoption and approval; and

            WHEREAS, the Board of Directors of ATC has approved and adopted this Agreement and approved the Merger on behalf of ATI as the sole stockholder of ATI;

            NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:


                                    ARTICLE 1

                    DEFINED TERMS; TARGET DISCLOSURE SCHEDULE

            As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. References to the term "Target" in such definitions shall include all of Target's Subsidiaries, except as the context otherwise requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Target Disclosure Schedule, and each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof. The term "either party" shall, unless the context otherwise requires, refer to ATC and ATI, on the one hand, and Target, on the other hand. All matters set forth in or otherwise disclosed in the Target SEC Documents are hereby incorporated by reference into the Target Disclosure Schedule.

                                    ARTICLE 2

                                   THE MERGER

            2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DCL"), at the Effective Time, Target shall be merged with and into ATI. As a result of the Merger, the separate corporate existence of Target shall cease and ATI shall continue as the surviving corporation in the Merger (sometimes referred to, as such, as the "Surviving Corporation").

            2.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1 and subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take place, at 10:00 a.m., on the Closing Date, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, on the business date that is the fifth
(5th) business day after the date on which all of the conditions set forth in
Article 7 (other than those which require delivery of opinions or documents at the Closing) shall have been satisfied or waived, unless another date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is herein referred to as the "Closing Date."

            2.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger and any related filings required under the DCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as such documents are duly filed as aforesaid, or at such later time as is specified in such documents (the "Effective Time").

            2.4 Effect of the Merger. The Merger shall have the effects provided for under the DCL.

            2.5 Certificate of Incorporation. The Certificate of Incorporation of ATI, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with Applicable Law.

            2.6 Bylaws. The bylaws of ATI in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law and the Organic Documents of ATI.

            2.7 Directors and Officers. From and after the Effective Time, until their successors are duly elected or appointed and qualified, or upon their earlier resignation or removal, in accordance with Applicable Law and the Organic Documents of ATI, (a) the directors of ATI at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of ATI at the Effective Time shall be the officers of the Surviving Corporation.


                                    ARTICLE 3

                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

            3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of ATC, ATI or Target or their respective stockholders:

                        (a) Each share of Common Stock, par value $.01 per
            share, of ATI issued and outstanding immediately prior to the Effective Time shall remain outstanding;

                        (b) Each share of Common Stock, par value $.01 per share
            (collectively, the "Target Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one and one-tenth (1.1) shares (the "Exchange Ratio") of Class A Common Stock, par value $.01 per share, of ATC (the "ATC Common Stock") (the "Merger Consideration"); and

                        (c) Each share of Target Common Stock owned by Target
            immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

If, prior to Closing, ATC

                                    (i) pays a dividend or makes a distribution
                        on the ATC Common Stock in shares of ATC Common Stock;

                                    (ii) subdivides its outstanding shares of
                        ATC Common Stock into a greater number of shares;

                                    (iii) combines its outstanding shares of ATC
                        Common Stock into a smaller number of shares;

                                    (iv) pays a dividend or makes a distribution
                        on ATC Common Stock in shares of its capital stock or other securities other than ATC Common Stock; or

                                    (v) issues by reclassification of ATC Common
                        Stock any shares of its capital stock or other securities;

then the Merger Consideration and the Exchange Ratio in effect immediately prior to such action shall be proportionately adjusted so that each holder of shares of Target Common Stock thereafter shall receive the aggregate number and kind of shares of ATC capital stock or other securities that it would have owned immediately following such action if such shares of Target Common Stock had been converted to ATC Common Stock immediately prior to such action. The adjustment provided for in this Section shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

             At the Effective Time, all shares of Target Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and certificates previously evidencing any such shares of Target Common Stock (each, a "Certificate") shall thereafter represent the right to receive, upon the surrender of such Certificate in accordance with the provisions of Section 3.2, the Merger Consideration multiplied by the number of shares of Target Common Stock represented by such Certificate, and a holder of more than one Certificate shall have the right to receive the Merger Consideration multiplied by the number of shares of Target Common Stock represented by all such Certificates. In lieu of issuing fractional shares, ATC shall convert the holder's right to receive ATC Common Stock pursuant to the provisions of this Section into a right to receive (i) the highest whole number of shares of ATC Common Stock to which the holder is entitled plus (ii) cash equal to the fraction of a share of ATC Common Stock to which the holder would otherwise be entitled multiplied by the Fair Market Value of one share of ATC Common Stock as of the Effective Time. The holders of such Certificates previously evidencing shares of Target Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Target Common Stock, except as otherwise provided herein or by Applicable Law.

            3.2 Exchange of Certificates.

            (a) Pursuant to an agreement reasonably satisfactory to ATC and Target (the "Exchange Agent Agreement") to be entered into at or prior to the Closing Date between ATC and the transfer agent for the ATC Common Stock (the "Exchange Agent"), at or from time to time following the Effective Time, ATC shall deposit or cause to be deposited in trust for the benefit of the Target stockholders an aggregate number of shares of ATC Common Stock representing the aggregate Merger Consideration and an amount of cash necessary to cash out fractional shares to which holders of Target Common Stock shall be entitled at the Effective Time pursuant to the provisions of this Article. The Exchange Agent shall invest any cash held by it in such manner as ATC directs. Any net profit from, or interest or income produced by, such investments shall be payable to ATC as and when requested by ATC. ATC shall be required to replace any cash lost as a result of any investment.

            (b) As soon as practicable, but within five (5) business days subsequent to the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing shares of ATC Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificates shall be entitled to receive in exchange therefor cash and a certificate representing that number of whole shares of ATC Common Stock into which the shares of Target Common Stock, theretofore represented by the Certificates so surrendered, shall have been converted pursuant to the provisions of Section 3.1, and the Certificates so surrendered shall be canceled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Target Common Stock for any shares of ATC Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Certificates surrendered for exchange by any Person constituting an "affiliate", as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Target shall not be exchanged until ATC has received a written agreement from such Person as provided in Section 7.2(g).

            (c) Promptly following the date which is six (6) months after the Closing Date, the Exchange Agent shall deliver to ATC all cash, certificates (including any ATC Common Stock) and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to ATC and (subject to applicable abandoned property, escheat and similar Laws) receive in exchange therefor the Merger Consideration to which such holder is entitled, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Target Common Stock for any ATC Common Stock delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

            (d) If the Merger Consideration (or any portion thereof) is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of the Merger Consideration that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal form) and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Exchange Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not required to be paid.

            (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as the Board of Directors of ATC may impose, ATC shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article. When authorizing such issue of the Merger Consideration in exchange therefor, the Board of Directors of ATC may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give ATC a bond or other surety in such sum as it may reasonably direct as indemnity against any Claim that may be made against ATC or the transfer agent for the ATC Common Stock with respect to the Certificate alleged to have been lost, stolen or destroyed.

            (f) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on ATC Common Stock shall be paid with respect to any whole shares of ATC Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the shares of ATC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of ATC Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of ATC Common Stock, less the amount of any withholding taxes which may be required thereon.

            (g) ATC shall be entitled to, or shall be entitled to cause the Exchange Agent to, deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ATC or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by ATC or the Exchange Agent.


                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF TARGET

            Target hereby represents and warrants to ATC and ATI as follows:

            4.1 Organization and Business; Power and Authority; Effect of Transaction.

            (a) Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(a) of the Target Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on Target.

            (b) Target has all requisite power and authority (corporate and other) necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions; and the execution, delivery and performance by Target of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of Target, subject to the requisite approval of the stockholders of Target. The affirmative vote of the holders of shares of Target Common Stock representing a majority of the outstanding voting power of Target Common Stock is the only vote necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Target and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Transactions when executed and delivered by Target will constitute, legal, valid and binding obligations of Target, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar Laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity. The provisions of Section 203 of the DCL will not apply to ATC by reason of this Agreement or the Merger. The Board of Directors of Target, at a meeting duly called and held at which a quorum was present throughout, has approved the Merger and this Agreement, and has recommended that the Target stockholders approve and adopt this Agreement and the transactions contemplated hereby, including without limitation the Merger and the acquisition by ATC of the "beneficial" ownership contemplated thereby.

            (c) Except to the extent necessary under the Target Credit Agreements or as set forth in Section 4.1(c) of the Target Disclosure Schedule, neither the execution and delivery by Target of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by Target:

                        (i) will conflict with, or result in a breach or
            violation of, or constitute a default under, any Organic Document of Target or any material Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of Target; or

                        (ii) will require Target to make or obtain any
            Governmental Authorization, Governmental Filing or Private Authorization, except (A) filings under the Hart-Scott-Rodino Act,
            (B) for FCC approvals, (C) the filing with the SEC of (I) the Target Proxy Statement and (II) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (D) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Target is qualified to do business, and (E) such other Governmental Authorizations, Governmental Filings and Private Authorizations the failure of which to be made or obtained would not, individually or in the aggregate, have a Material Adverse Effect on Target.

            (d) Except as set forth in Section 4.1(d) of the Target Disclosure Schedule, Target does not have any Subsidiaries, each of which, unless noted otherwise in Section 4.1(d) of the Target Disclosure Schedule, is (i) wholly-owned, (ii) a corporation duly organized, validly existing and in good standing under the laws of the respective state of incorporation set forth opposite its name on Section 4.1(d) of the Target Disclosure Schedule, and (iii) duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(d) of the Target Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate and other) to carry on the business in which it is engaged, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on Target. Target owns, directly or indirectly, all of the outstanding capital stock and equity interests (as shown in Section 4.1(d) of the Target Disclosure Schedule) of each Subsidiary, free and clear of all Liens (except under the Target Credit Agreements and as described in the notes to the Target Financial Statements), and all such stock or other equity interests have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock or equity interests of any Subsidiary of Target. Except as the context otherwise requires, the representations and warranties of Target set forth in this Article shall apply to each of such Subsidiaries with the same force and effect as though each of them were named in each Section of this Article.

            4.2 Financial and Other Information. Target has heretofore made available to ATC its Annual Report on Form 10-KSB for its fiscal year ended June 30, 1998, its Information Statement on Schedule 14C filed on August 24, 1998, its Proxy Statement on Schedule 14A filed on November 9, 1998, and all Current Reports filed on Form 8-K since May 1, 1998 (collectively, the "Target SEC Documents"). As of the respective dates thereof, the Target SEC Documents were prepared in all material respects in accordance with the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Target has timely filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The consolidated financial statements of Target included in the Target SEC Documents (the "Target Financial Statements"), including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete in all material respects, and fairly present the consolidated financial condition and the consolidated results of operations and cash flow of Target, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals.

            4.3 Material Statements and Omissions; Absence of Events.

            (a) Neither any representation or warranty made by Target contained in this Agreement or in the certificate to be delivered pursuant to Section 7.2
(a) nor the Target Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, (i) the Target Proxy Statement will not, at the date it is first mailed to the holders of Target Common Stock and at the time of the Target Stockholders Meeting, and (ii) the information with respect to Target furnished to ATC for inclusion in the ATC Registration Statement and the ATC Transaction Prospectus will not, at the time such Registration Statement becomes effective under the Securities Act, and the ATC Transaction Prospectus, at the date it is first mailed to the holders of Target Common Stock and at the time of the Target Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For purposes of the foregoing, the truth of any information or the existence of any omissions at the time of the Target Stockholders Meeting shall be determined with reference to the Target Proxy Statement and the ATC Transaction Prospectus, each as then amended or supplemented. The Target Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Target with respect to statements made or incorporated by reference therein based on information specifically supplied by ATC for inclusion or incorporation by reference in the Target Proxy Statement.

            (b) Since the date of the most recent financial statements constituting a part of the Target Financial Statements, except to the extent specifically described in Section 4.3(b) of the Target Disclosure Schedule, there has been no material adverse change in Target from that reflected in the most recent Target Financial Statements. There is no Event known to Target which has had, or will have, a Material Adverse Effect on Target, except to the extent specifically described in Section 4.3(b) of the Target Disclosure Schedule and except for matters affecting the tower rental, ownership and construction industry generally, and except for any Event arising out of the execution or public announcement of this Agreement. Target is not aware of any impending or contemplated Event that would cause any of the representations and warranties made by it in this Article not to be true, correct and complete on the date of such Event as if made on that date.

            4.4 Title to Properties; Leases.

            (a) Section 4.4(a) of the Target Disclosure Schedule sets forth a list of all Real Property owned by Target. Target has good indefeasible, marketable and insurable title to all such real property (other than easement and leasehold real property) and good indefeasible and marketable title to all of its other owned property and assets, tangible and intangible (collectively, the "Target Assets"); all of the Target Assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, and (ii) Liens set forth on
Section 4.4(a) of the Target Disclosure Schedule. Except as disclosed in Section 4.4(a) of the Target Disclosure Schedule, all improvements on the real property owned or leased by Target are in compliance with applicable zoning, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the Target Business as presently conducted or proposed to be conducted on or prior to the Closing Date, except for any instances of non-compliance which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Except as disclosed in Section 4.4(a) of the Target Disclosure Statement, all such improvements comply with all Applicable Laws, Governmental Authorizations and Private Authorizations, except for any instances of non-compliance which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Except as disclosed in Section 4.4(a) of the Target Disclosure Statement, all of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements, if any, located on the real property owned or leased by Target are located entirely on such real property except for any instances of non-compliance which, individually or in the aggregate, have not had and will not have a Material

Adverse Effect on Target. Except as set forth in Section 4.4(a) of the Target Disclosure Schedule, such transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements and other material items of personal property, including equipment, are, in Target's reasonable business judgment, in a state of good repair and maintenance and sound operating condition, normal wear and tear excepted, have been maintained in a manner consistent with generally accepted standards of sound engineering practice, and currently permit the Target Business to be operated in accordance with the terms and conditions of all Applicable Laws, Governmental Authorizations and Private Authorizations, except where the failure to be in such repair or condition or to be so usable, individually or in the aggregate, has not had and will not have a Material Adverse Effect on Target. Except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on Target, all inventory reflected in the most recent balance sheet constituting a part of the Target Financial Statements or manufactured, purchased or acquired since such time is up to normal commercial standards and is saleable, in the case of finished goods inventory in the ordinary course of business within a reasonable period of time; no material amount of inventory so reflected is obsolete, and all inventory so reflected or subsequently manufactured, purchased or acquired is in amounts and categories substantially consistent with prior practice.

            (b) Section 4.4(b) of the Target Disclosure Schedule contains a list of all Leases under which any real property used in the business of Target (the "Target Business") is leased to Target by any Person. Except as otherwise set forth in Section 4.4(b) of the Target Disclosure Schedule, each Lease under which Target holds real property constituting a part of the Target Assets is in full force and effect, has been duly authorized, executed and delivered by Target and, to its knowledge, each of the other parties thereto, and is a legal, valid and binding obligation of Target, and, to its knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity except, in each case, for such exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Target has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any such real property, subject to the terms of each Lease and Applicable Law and except for Permitted Liens and such other Liens as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Neither Target nor, to Target's knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Lease or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of Target, threatened to the effect that Target has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Leases or impair the rights or benefits, or increase the costs, of Target under any of such Leases in any material respect except, in each case, for such exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target.

            4.5 Compliance with Private Authorizations. Section 4.5 of the Target Disclosure Schedule sets forth a true, accurate and complete list and description of each Private Authorization which individually is material to Target. Target has obtained all Private Authorizations that are necessary for the ownership or operation of the Target Assets or the conduct of the Target Business, as currently conducted or proposed to be conducted on or prior to the Closing Date, which, if not obtained and maintained, individually or in the aggregate, have not and will not have a Material Adverse Effect on Target. All of such Private Authorizations are valid and in good standing and are in full force and effect, except for such exceptions as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Target is not in breach or violation of, or in default in the performance, observance or fulfillment of, any such Private Authorization, and, to Target's knowledge, no Event exists or has occurred which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any such Private Authorization, except for such breaches, violations or defaults as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target.

            4.6 Compliance with Governmental Authorizations and Applicable Law.

            (a) Section 4.6(a) of the Target Disclosure Schedule contains a true, complete and accurate description of each Governmental Authorization required under Applicable Law (i) to own and operate the Target Assets and conduct the Target Business, as currently conducted or proposed to be conducted on or prior to the Closing Date, which, individually or in the aggregate, is material to Target. Target has obtained all Governmental Authorizations that are necessary for the ownership or operation of the Target Assets or the conduct of the Target Business as now conducted and which, if not obtained and maintained, would, individually or in the aggregate, have a Material Adverse Effect on Target, all of which are valid and in good standing and in full force and effect, with such exceptions as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. None of the Governmental Authorizations listed in Section 4.6(a) of the Target Disclosure Schedule is subject to any restriction or condition that would limit in any material respect the ownership or operations of the Target Assets or the conduct of the Target Business as currently conducted, except for restrictions and conditions generally applicable to Governmental Authorizations of such type and such exceptions as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. The conduct of the Target Business is in accordance with the Governmental Authorizations, except for such noncompliances as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. No such Governmental Authorization is the subject of any pending or, to Target's knowledge, threatened challenge or proceeding to revoke or terminate any such Governmental Authorization.

            (b) Except as otherwise specifically set forth in Section 4.6(b) of the Target Disclosure Schedule, Target has conducted its business and owned and operated its property and assets in accordance with all Applicable Laws and Governmental Authorizations, except for such breaches, violations and defaults as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Except as otherwise specifically described in Section 4.6(b) of the Target Disclosure Schedule, Target is not in and is not charged by any Authority with, and, to Target's knowledge, is not threatened or under investigation by any Authority with respect to, any breach or violation of, or default in the performance, observance or fulfillment of, any Applicable Law relating to the ownership and operation of the Target Assets or the conduct of the Target Business which, individually or in the aggregate, has had or will have a Material Adverse Effect on Target. Except as otherwise specifically described in Section 4.6(b) of the Target Disclosure Schedule, to Target's knowledge, no Event exists or has occurred, as of the date of this Agreement, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. With respect to matters, if any, of a nature referred to in Section 4.6(b) of the Target Disclosure Schedule, except as otherwise specifically described in Section 4.6(b) of the Target Disclosure Schedule, all such information and matters set forth in the Target Disclosure Schedule, if adversely determined against Target, individually or in the aggregate, will not have a Material Adverse Effect on Target.

            (c) As of the date of this Agreement, there are no Legal Actions of any kind pending or, to the knowledge of Target, threatened at law, in equity or before any Authority against Target or any of its officers or directors relating to the ownership or operation of the Target Assets or the conduct of the Target Business, which if determined adversely to Target, individually or in the aggregate, will have a Material Adverse Effect on Target.

            4.7 Year 2000 Compliant. Target has reviewed the areas within its business and operations which Target believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Target may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and is making related inquiry of material suppliers, vendors and customers. Based on such reviews, Target believes that the "Year 2000 Problem" will not have a Material Adverse Effect on Target. Except as set forth in Section 4.7 of the Target Disclosure Schedule, to Target's knowledge, each hardware, software and firmware product (collectively "Software") used by Target in its business is Year 2000 compliant, except for such noncompliances that, individually or in the aggregate, have not and will not have a Material Adverse Effect on Target. The current status, projected cost and prognosis of any Year 2000 remedial efforts with respect to non-compliant Software and with respect to any identified Year 2000 issues with any material supplier, vendor or customer are listed in Section
4.7 of the Target Disclosure Schedule.

            4.8 Related Transactions. Target is not a party or subject to any Contractual Obligation relating to the ownership or operation of the Target Assets or the conduct of the Target Business between Target and any of its officers or directors or, to the knowledge of Target, any member of the Immediate Family of any thereof or any Affiliate of any of the foregoing, including without limitation any Contractual Obligation providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (a) Employment Arrangements listed or described in Section 4.14 of the Target Disclosure Schedule or not required to be disclosed thereon because of the amount involved in such Employment Arrangement, (b) Contractual Obligations between Target and any of the foregoing, that will be terminated, at no cost or expense to Target, prior to the Closing, or (c) as specifically set forth in Section 4.8 of the Target Disclosure Schedule.

            4.9 Insurance. Target maintains, with respect to the Target Assets and the Target Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are customary in Target's business.

            4.10 Tax Matters. Except where all failures to do so will not in the aggregate have a Material Adverse Effect on Target, Target has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of the Target Financial Statements. The Tax Returns of Target have been prepared in all material respects in accordance with all Applicable Laws. Except where all failures to do so will not in the aggregate have a Material Adverse Effect on Target, all Taxes which Target is required by Law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. Except as set forth in Section 4.10 of the Target Disclosure Schedule, Target has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of Target for the fiscal years prior to and including the most recent fiscal year. Adequate provision has been made on the most recent balance sheet forming part of Target Financial Statements for all Taxes accrued through the date of such balance sheet of any kind, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other, and there are, to Target's knowledge, no past transactions or matters which, individually or in the aggregate, could result in additional Taxes which would, if imposed, have a Material Adverse Effect on Target for which an adequate reserve has not been provided on such balance sheet. Target is not a "consenting corporation" within the meaning of Section 341(f) of the Code. Target has at all times been taxable as a Subchapter C corporation under the Code, and has never been a member of any consolidated group for Tax purposes, except as otherwise set forth in Section 4.10 of the Target Disclosure Schedule. To the best of Target's knowledge, Target does not have any material income or gain that has been and continues to be deferred under Regulations Section 1.1502-13 or Regulations Section 1.1502-13T (or under Regulations Sections 1.1502-13, 1.1502-13T, 1.1502-14, or 1.1502-14T, all as in
effect prior to Treasury Decision 8597) and Target does not have any material excess loss account in a Subsidiary under Regulations Section 1.1502- 19. Except as disclosed in Section 4.10 of the Target Disclosure Schedule, Target is not a party to any tax sharing agreement or arrangement.

            Target is not currently, has not been within the past five years, and does not anticipate becoming prior to the Effective Time, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code. To Target's knowledge, no Person has beneficially owned more than five percent (5%) of the then outstanding Target Common Stock at any time during the part five (5) years, other than Persons who are "United States persons" within the meaning of Section 7701(a)(30) of the Code and other than Persons who have individually or as part of a group filed a Schedule 13D or a Schedule 13G relating to such holdings under the Exchange Act.

            4.11 ERISA Matters

            (a) Target (which for purposes of this Section shall include any ERISA Affiliate of Target) currently sponsors, maintains and contributes only to the Plans and Employment Arrangements set forth in Section 4.11(a) and Section 4.14, respectively, of the Target Disclosure Schedule. Target does not contribute to or have an obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, and no Plan listed in
Section 4.11(a) of the Target Disclosure Schedule is, (i) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) a Multiemployer Plan, or (iii) a Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Target has no actual or potential liability under Title IV of ERISA. Target does not maintain any Plan that provides for post-retirement medical or life insurance benefits, and Target does not have any obligation or liability with respect to any such Plan previously maintained by Target, except as the provisions of COBRA may apply to any former employees of Target. Except as set forth in Section 4.11(a) of the Target Disclosure Schedule, as to all Plans and Employment Arrangements listed in Section 4.11(a) or Section 4.14 of the Target Disclosure Schedule:

                        (i) all such Plans and Employment Arrangements comply
            and have been administered in form and in operation, in all material respects, in accordance with their respective terms and with all Applicable Laws except for such noncompliance that will not, individually or in the aggregate, have a Material Adverse Effect on Target and Target has not received any notice from any Authority disputing or investigating such compliance;

                        (ii) none of the assets of any such Plan are invested in
            employer securities or employer real property;

                        (iii) there are no Claims (other than routine Claims for
            benefits or actions seeking qualified domestic relations orders) pending or, to Target's knowledge, threatened involving such Plans or the assets of such Plans, and, to Target's knowledge, no facts exist which are reasonably likely to give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) except, in each case, as will not, individually or in the aggregate, have a Material Adverse Effect on Target;

                        (iv) all material contributions to, and material
            payments from, the Plans and Employment Arrangements that may have been required to be made in accordance with the terms of the Plans and Employment Arrangements, and any applicable collective bargaining agreement, have been made other than contributions and payments which will not, individually or in the aggregate, have a Material Adverse Effect on Target. All such contributions to, and payments from, the Plans and Employment Arrangements, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the financial books and records of Target;

                        (v) to Target's knowledge, no Event has occurred which
            would result in imposition on Target of (A) any breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                        (vi) Target has not incurred any material liability to a
            Plan (other than for contributions not yet due) which liability has not been fully paid or accrued for payment as of the date hereof;

                        (vii) except as otherwise set forth in Section 4.11(a)
            of the Target Disclosure Schedule, no current or former employee of Target will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Employment Arrangement as a result of the transactions contemplated by this Agreement;

                        (viii) no compensation payable by Target to any of its
            employees under any existing Plan or Employment Arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code; and

                        (ix) any amount that could be received (whether in cash
            or property or by virtue of the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of Target who is a "disqualified individual" (as such term is defined in proposed Regulation Section 1.280G-1) under any employment arrangement would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), except for any amount that is approved by the stockholders of Target on or before the Closing Date in the manner provided in Section 280G(b)(5) of the Code.

            (b) The execution, delivery and performance by Target of this Agreement and the Collateral Documents executed or required to be executed by Target pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code with respect to any Plan listed in Section 4.11(a) of the Target Disclosure Schedule.

            4.12 Product Liability. Except as expressly set forth in Section
4.12 of the Target Disclosure Schedule, there is not now pending or, to the knowledge of Target, threatened any Claim (or any basis for any such Claim) relating to, any damages to or losses of any third party for injuries to Persons or damage to property, or for breach of warranty, arising out of any alleged defect in the quality or condition of any of Target's products or services or property or assets, which, in the case of pending or threatened Claims, if determined adversely to Target, individually or in the aggregate (taking into account unasserted Claims of a similar nature), will have a Material Adverse Effect on Target.

            4.13 Bank Accounts, Etc. Section 4.13 of the Target Disclosure Schedule contains a true, accurate and complete list as of the date hereof of all banks, trust companies, savings and loan associations and brokerage firms in which Target has an account or a safe deposit box and the names of all Persons authorized to draw thereon, to have access thereto, or to authorize transactions therein, the names of all Persons, if any, holding valid and subsisting powers of attorney from Target and a summary statement as to the terms thereof. Target will not make or permit to be made any change affecting its account or safe deposit box with any bank, trust company, savings and loan association or brokerage firm, in the names of the Persons authorized to draw thereon, to have access thereto or to authorize transactions therein or in such powers of attorney, or open any additional accounts or boxes or grant any additional powers of attorney, without in each case first notifying ATC in writing.

            4.14 Employment and Consulting Arrangements. Section 4.14 of the Target Disclosure Schedule contains a true, accurate and complete list of all Target employees and consultants whose annual compensation is in excess of $100,000 (the "Target Employees"), together with each such Person's title or the capacity in which he or she is employed or retained and each such Person's annual compensation. Target has no obligation or liability, contingent or other, under any Employment Arrangement with any Target Employee, other than (i) those listed or described in Section 4.14 of the Target Disclosure Schedule, (ii) those incurred in the ordinary and usual course of business, or (iii) such obligations or liabilities as do not and will not have, in the aggregate, any Material Adverse Effect on Target. Except as described in Section 4.14 of the Target Disclosure Schedule, (a) none of the employees of Target is now represented by any labor union or other employee collective bargaining organization, and Target is not a party to any labor or other collective bargaining agreement with respect to any of employees of Target, (b) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any such union or other organization, (c) neither Target nor any of such employees is now subject to or involved in or, to Target's knowledge, threatened with, any union elections, petitions therefor or other organizational or recruiting activities, in each case with respect to the employees of Target, and (d) as of the date hereof, none of the Target Employees has notified Target that he or she does not intend to continue employment with Target until the Closing or with ATC following the Closing. Target has performed in all material respects all obligations required to be performed under all Employment Arrangements with Target Employees and is not in material breach or violation of or in material default or arrears under any of the terms, provisions or conditions thereof.

            4.15 Material Agreements. Listed on Section 4.15 of the Target Disclosure Schedule are all Material Agreements (other than Leases of Real Property to Target) relating to the ownership or operation of the Target Assets or the conduct of the Target Business or to which Target is a party or to which it is bound or which any of the Target Assets is subject. True, accurate and complete copies of each of such Material Agreements have been made available by Target to ATC. All of such Material Agreements are valid, binding and legally enforceable obligations of Target and, to its knowledge, all other parties thereto, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity except in each case, for such exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. Neither Target nor, to its knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Material Agreement or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of Target, threatened in writing to the effect that Target has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or increase the costs, of Target under any such Material Agreement except, in each case, for such exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on Target. All Contracts for the construction by Target of towers for other Persons can be performed, in the aggregate for all such Contracts, without any loss to Target.

            4.16 Ordinary Course of Business. Target, from the date of the most recent Target Financial Statements to the date hereof, except (i) as may be described on Section 4.16 of the Target Disclosure Schedule, (ii) as may be required or expressly contemplated by the terms of this Agreement, or (iii) as may be described in the Target Financial Statements, including the notes thereto:

                        (a) has operated its business in all material respects
            in the normal, usual and customary manner in the ordinary and regular course of business, consistent with prior practice;

                        (b) except in each case in the ordinary course of
            business, consistent with prior practice:

                                    (i) has not incurred any obligation or
                        liability (fixed, contingent or other) individually having a value in excess of $100,000;

                                    (ii) has not sold or otherwise disposed of
                        or contracted to sell or otherwise dispose of any of its properties or assets having a value in excess of $100,000;

                                    (iii) has not entered into any individual
                        commitment having a value in excess of $100,000; and

                                    (iv) has not canceled any debts or claims
                        having a value in excess of $100,000;

                        (c) has not created or permitted to be created any Lien
            on any of the Target Assets, except for Permitted Liens;

                        (d) has not made or committed to make any additions to
            its property or any purchases of equipment in excess of $100,000, except in the ordinary course of business consistent with past practice or for normal maintenance and replacements;

                        (e) has not increased the compensation payable or to
            become payable to any of the Target Employees other than nonmaterial increases in the ordinary course of business, or otherwise materially altered, modified or changed the terms of their employment;

                        (f) has not suffered any material damage, destruction or
            loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

                        (g) has not waived any rights of material value without
            fair and adequate consideration;

                        (h) has not experienced any work stoppage;

                        (i) except in the ordinary course of business, has not
            entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement, or any transaction, agreement or arrangement with any Affiliate of Target;

                        (j) has not made, paid or declared any Distribution; and

                        (k) has not entered into any transactions or series of
            related transactions which individually or in the aggregate is material to the Target Assets or the Target Business and which is not otherwise disclosed in the Target Disclosure Schedule.

            4.17 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Merger in the capacity of broker, agent or finder or in any similar capacity on behalf of Target, other than BT Wolfensohn whose fees and expenses will be paid by Target.

            4.18 Environmental Matters. Except as set forth in Section 4.18 of the Target Disclosure Schedule, and except for exceptions that, individually or in the aggregate, have not had and would not have a Material Adverse Effect on Target, Target:

                        (a) has not been notified in writing that it is
            potentially liable under, has not received any written request for information or other correspondence concerning its potential liability with respect to any site or facility under, and, to Target's knowledge, is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state Law;

                        (b) is not a party to any outstanding consent decree,
            compliance order or administrative order or other judgment, order, writ, injunction or decree creating on-going obligations issued pursuant to any Environmental Law;

                        (c) has, to its knowledge, obtained all material
            Environmental Permits required under Environmental Laws, and, to its knowledge, has filed all applications, notices and other material documents required to be filed prior to the date of this Agreement to effect the timely renewal or issuance of all Environmental Permits necessary for the continued ownership or operation of the Target Assets or conduct of the Target Business in the manner currently owned, operated and conducted and proposed to be owned, operated and conducted on or prior to the Closing Date;

                        (d) is in compliance with all Environmental Laws, and is
            not the subject of or, to Target's knowledge, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to violations or breaches of any Environmental Law;

                        (e) has not knowingly installed or used any above ground
            or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by Target and, to its knowledge, there are no above ground or underground storage tanks containing Hazardous Materials, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by Target, the installation, use or presence of which is not in compliance with Environmental Laws; and

                        (f) has no knowledge of any past or present Event
            related to Target's properties, operations or business, which Event, individually or in the aggregate, could reasonably be expected to interfere with or prevent continued compliance in all material respects with all Environmental Laws applicable to the ownership or operation of the Target Assets or the conduct of the Target Business substantially in the manner now conducted or proposed to be conducted on or prior to the Closing Date, or which, individually or in the aggregate, may form the basis of any material Claim for or arising out of the release or threatened release into the environment of any Hazardous Material.

Section 4.18 of the Target Disclosure Schedule sets forth a true, correct and complete list of all existing Phase I environmental site assessment reports (an "Environmental Report") on each parcel of Real Property owned or leased by Target for which an Environmental Report has previously been prepared for Target (true, correct and complete copies of which, in each case, have heretofore been delivered by Target to ATC).

            4.19 Capital Stock. The authorized and outstanding capital stock of Target, on a fully-diluted basis, is as set forth in Section 4.19 of the Target Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any statutory preemptive or similar rights. As of the date hereof, there is no owner of record or, to Target's knowledge, beneficially of more than five percent (5%) of the Target Common Stock, except as shown in Section 4.19 of the Target Disclosure Schedule. Target has not granted or issued, nor has Target agreed to grant or issue, any shares of its capital stock or any Option Security or Convertible Security, and Target is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security, except in each case as set forth in the most recent Target Financial Statements or Section 4.19 of the Target Disclosure Schedule.

            4.20 Materiality. The representations and warranties set forth in this Article are true and correct as of the date hereof without the materiality exceptions or qualifications contained therein, except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, will not have a Material Adverse Effect on Target.


                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF ATC AND ATI

            Each of ATC and ATI, jointly and severally, hereby represents and warrants to Target as follows:

            5.1 Organization and Business; Power and Authority; Effect of Transaction.

            (a) Each of ATC and ATI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ATC.

            (b) Each of ATC and ATI has all requisite power and authority (corporate and other) necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions; and the execution, delivery and performance by ATC and ATI of this Agreement and each

Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of ATC and ATI. This Agreement has been duly executed and delivered by ATC and ATI and constitutes, and each Collateral Document executed or required to be executed by each of them pursuant hereto or thereto or to consummate the Transactions when executed and delivered by ATC and ATI will constitute, legal, valid and binding obligations of each of ATC and ATI, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

            (c) Except to the extent necessary under their credit facilities, neither the execution and delivery by ATC and ATI of this Agreement or any Collateral Document executed or required to be executed by each of them pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by ATC and ATI:

                        (i) will conflict with, or result in a breach or
            violation of, or constitute a default under, any Organic Document of ATC or ATI or any material Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any material agreement of ATC or ATI; or

                        (ii) will require ATC or ATI to make or obtain any
            Governmental Authorization, Governmental Filing or Private Authorization, except (A) filings contemplated by the Registration Rights Agreement, (B) filings under the Hart-Scott-Rodino Act, (C) for FCC approvals, (D) the filing with the SEC of (I) the ATC Registration Statement and (II) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (E) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which ATI is qualified to do business, (F) the filing of a Supplemental Listing Application with the New York Stock Exchange, and (G) such other Governmental Authorizations, Governmental Filings and Private Authorizations the failure of which to be made or obtained would not, individually or in the aggregate, have a Material Adverse Effect on ATC.

            5.2 Financial and Other Information. ATC has heretofore made available to Target its Annual Report on Form 10-K for its fiscal year ended December 31, 1997, its Prospectus, dated July 1, 1998, and all Current Reports filed on Form 8-K since July 1, 1998 (collectively, the "ATC SEC Documents"). As of the respective dates thereof, the ATC SEC Documents were prepared in all material respects in accordance with the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. ATC has timely filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The consolidated financial statements of ATC included in the ATC SEC Documents (the "ATC Financial Statements"), including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete in all material respects, and fairly present the consolidated financial condition and the consolidated results of operations and cash flow of ATC, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals.

            5.3 Material Statements and Omissions; Absence of Events.

            (a) Neither any representation or warranty made by ATC or ATI contained in this Agreement or in the certificate to be delivered pursuant to
Section 7.3(a) nor the ATC SEC Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, (i) the ATC Registration Statement will not, at the time such Registration Statement becomes effective under the Securities Act, and the ATC Transaction Prospectus, at the date it is first mailed to the holders of Target Common Stock and at the time of the Target Stockholders Meeting, and (ii) the information with respect to ATC furnished to Target for inclusion in the Target Proxy Statement will not, at the date it is first mailed to the holders of Target Common Stock and at the time of the Target Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, the truth of any information or the existence of any omissions at the time of the Target Stockholders Meeting shall be determined with reference to the ATC Transaction Prospectus and the Target Proxy Statement, each as then amended or supplemented. The ATC Registration Statement and the ATC Transaction Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by ATC with respect to statements made or incorporated by reference therein based on information specifically supplied by Target for inclusion or incorporation by reference in the ATC Registration Statement or the ATC Transaction Prospectus.

            (b) Since the date of the most recent financial statements constituting a part of the ATC Financial Statements, except to the extent specifically described in the ATC SEC Documents, there has been no material adverse change in ATC or any of its Subsidiaries from that reflected in the most recent ATC Financial Statements. There is no Event known to ATC which has had a Material Adverse Effect on ATC, except to the extent specifically described in the ATC SEC Documents and except for matters affecting the tower rental, ownership and construction industry generally, and except for any Event arising out of the execution or public announcement of this Agreement. ATC is not aware of any impending or contemplated Event that would cause any of the representations and warranties made by it in this Article not to be true, correct and complete on the date of such Event as if made on that date.

            5.4 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of ATC or ATI, other than Credit Suisse First Boston Corporation whose fees and expenses will be paid by ATC.

            5.5 Capital Stock. The authorized and outstanding capital stock of ATC, as of September 30, 1998, is as set forth in the most recent ATC SEC Documents. Between September 30, 1998 and the date of this Agreement, ATC has not issued or agreed to issue any shares of ATC Common Stock, other capital stock, Convertible Securities or Option Securities, other than pursuant to (a) the exercise of Option Securities theretofore granted pursuant to the 1997 Stock Option Plan, as amended and restated, of ATC (the "ATC Option Plan"), (b) acquisitions or mergers referred to in the ATC SEC Documents, (c) conversions of Class B Common Stock, par value $.01 per share, of ATC into ATC Common Stock,
(d) the ATC Option Plan and (e) the issuance of 1,430,879 shares of ATC Common Stock in a recently consummated acquisition. All of such outstanding capital stock has been, and, when issued in accordance with the terms of this Agreement, the ATC Common Stock to be issued upon consummation of the Merger will be, duly authorized and validly issued, fully paid and nonassessable and not subject to any statutory preemptive or similar rights.

            5.6 Tax Matters. Except where all failures to do so will not in the aggregate have a Material Adverse Effect on ATC, ATC and each of its Subsidiaries has (a) in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and (b) paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of the ATC Financial Statements. The Tax Returns of ATC and each of its Subsidiaries have been prepared in all material respects in accordance with all Applicable Laws. Except where all failures to do so will not in the aggregate have a Material Adverse Effect on ATC, all Taxes which ATC and each of its Subsidiaries is required by Law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. Adequate provision has been made on the most recent balance sheet forming part of the ATC Financial Statements for all Taxes accrued through the date of such balance sheet of any kind, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other, and there are, to ATC's knowledge, no past transactions or matters which, individually or in the aggregate, could result in additional Taxes which would, if imposed, have a Material Adverse Effect on ATC for which an adequate reserve has not been provided on such balance sheet. Neither ATC nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f) of the Code. ATC, and each of its corporate Subsidiaries at all times since owned directly or indirectly by ATC, has been taxable as a Subchapter C corporation under the Code, and has never been a member of any consolidated group for Tax purposes, except (i) during the period it was included in the tax reports of American Radio Systems Corporation, as described in the ATC SEC Documents, and (ii) any consolidated group with one or more of ATC and its Subsidiaries. Neither ATC nor any of its Subsidiaries is a party to any tax sharing agreement or arrangement, except (i) the ARS-ATS Separation Agreement, as described in the ATC SEC Documents, and (ii) any agreement among one or more of ATC and ATC's Subsidiaries.

            5.7 Compliance with Governmental Authorizations and Applicable Law.

            (a) ATC and its Subsidiaries have conducted their respective businesses and owned and operated their respective property and assets in accordance with all Applicable Laws and Governmental Authorizations, except for such breaches, violations and defaults as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. Neither ATC nor any of its Subsidiaries is in, or is charged by any Authority with, or, to ATC's knowledge, is threatened or under investigation by any Authority with respect to, any breach or violation of, or default in the performance, observance or fulfillment of, any Applicable Law relating to the ownership and operation of their respective assets or the conduct of their respective businesses which, individually or in the aggregate, has had or will have a Material Adverse Effect on ATC. No Event exists or has occurred which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC.

            (b) ATC or one of its Subsidiaries has obtained all Governmental Authorizations that are necessary for the ownership or operation of the assets of ATC and its Subsidiaries or the conduct of the business of ATC and its Subsidiaries as now conducted and which, if not obtained and maintained, would, individually or in the aggregate, have a Material Adverse Effect on ATC, all of which are valid and in good standing and in full force and effect, with such exceptions as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. None of such Governmental Authorizations is subject to any restriction or condition that would limit in any material respect the ownership or operations of the assets of ATC and its Subsidiaries or the conduct of the business of ATC and its Subsidiaries as currently conducted, except for restrictions and conditions generally applicable to Governmental Authorizations of such type and such exceptions as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. The conduct of the business of ATC and its Subsidiaries is in accordance with the Governmental Authorizations, except for such noncompliances as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. No such Governmental Authorization is the subject of any pending or, to ATC's knowledge, threatened challenge or proceeding to revoke or terminate any such Governmental Authorization.

            (c) There are no Legal Actions of any kind pending or, to the knowledge of ATC, threatened at law, in equity or before any Authority against ATC or any of its Subsidiaries or the officers or directors of any thereof relating to the ownership or operation of their respective assets or the conduct of their respective businesses which, if determined adversely to ATC or its Subsidiaries, individually or in the aggregate, will have a Material Adverse Effect on ATC.

            5.8 Year 2000 Compliant. ATC has reviewed the areas within its and its Subsidiaries' businesses and operations which ATC believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by ATC may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and is making related inquiry of material suppliers, vendors and customers. Based on such reviews, ATC believes that the "Year 2000 Problem" will not have a Material Adverse Effect on ATC. To ATC's knowledge, each hardware, software and firmware product (collectively "Software") used by ATC in its business is Year 2000 compliant, except for such noncompliances that, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC.

            5.9 Compliance with Private Authorizations. ATC and its Subsidiaries have obtained all Private Authorizations that are necessary for the ownership or operation by ATC and its Subsidiaries of their respective assets or the conduct of their respective businesses, as currently conducted or proposed to be conducted on or prior to the Closing Date, which, if not obtained and maintained, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC and its Subsidiaries taken as a whole. All of such Private Authorizations are valid and in good standing and are in full force and effect, except for such exceptions as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC and its Subsidiaries taken as a whole. Neither ATC nor any of its Subsidiaries is in breach or violation of, or in default in the performance, observance or fulfillment of, any such Private Authorization, and no Event exists or has occurred which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any such Private Authorization, except for such breaches, violations or defaults as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC and its Subsidiaries taken as a whole.

            5.10 Title to Properties; Leases.

            (a) Each of ATC and its Subsidiaries has good indefeasible, marketable and insurable title to all of its real property (other than easement and leasehold real property) and good indefeasible and marketable title to all of its other owned property and assets, tangible and intangible; all of such property and assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, and (ii) Liens set forth in the ATC Financial Statements. All improvements on the real property owned or leased by ATC or any of its Subsidiaries are in compliance with applicable zoning, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the business as presently conducted or proposed to be conducted on or prior to the Closing Date by ATC and its Subsidiaries, except for any instances of non-compliance which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. All such improvements comply with all Applicable Laws, Governmental Authorizations and Private Authorizations, except for any instances of non-compliance which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. All of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements, if any, located on the real property owned or leased by ATC or any of its Subsidiaries are located entirely on such real property except for any instances of non-compliance, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on ATC. Such transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements and other material items of personal property, including equipment, are, in ATC's reasonable business judgment, in a state of good repair and maintenance and sound operating condition, normal wear and tear excepted, have been maintained in a manner consistent with generally accepted standards of sound engineering practice, and currently permit the business of ATC and its Subsidiaries to be operated in accordance with the terms and conditions of all Applicable Laws, Governmental Authorizations and Private Authorizations, except where the failure to be in such repair or condition or to be so usable, individually or in the aggregate, has not had and will not have a Material Adverse Effect on ATC.

            (b) Each Lease under which ATC or any of its Subsidiaries holds real property is in full force and effect, has been duly authorized, executed and delivered by ATC and, to its knowledge, each of the other parties thereto, and is a legal, valid and binding obligation of ATC or one of its Subsidiaries, and, to its knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity except, in each case, for exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. ATC or one of its Subsidiaries has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any such real property, subject to the terms of each Lease and Applicable Law and except for Permitted Liens and such other Liens as, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. Neither ATC nor any of its Subsidiaries nor, to ATC's knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each Lease or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of ATC, threatened to the effect that ATC has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Leases or impair the rights or benefits, or increase the costs, of ATC under any Lease in any material respect except, in each case, for exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC.

            5.11 Related Transactions. Neither ATC nor any of its Subsidiaries is a party or subject to any Contractual Obligation relating to the ownership or operation of the assets of ATC and its Subsidiaries or the conduct of its or any of their businesses between ATC or any of its Subsidiaries, on the one hand, and any of its officers or directors, on the other hand, or, to the knowledge of ATC, any member of the Immediate Family of any thereof or any Affiliate of any of the foregoing, including without limitation any Contractual Obligation providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (a) as described in the ATC SEC Documents, (b) employment agreements with certain of the officers, and (c) other Contractual Obligations that are, in the reasonable business judgment of ATC, on terms no less favorable to ATC or the applicable Subsidiary than would exist with a nonaffiliated Person.

            5.12 Insurance. ATC or one of its Subsidiaries maintains, with respect to the assets of ATC and its Subsidiaries and the business of ATC and its Subsidiaries , policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are customary in ATC's and its Subsidiaries' businesses.

            5.13 ERISA Matters

            (a) Except as described in the ATC SEC Documents, neither ATC nor any of its Subsidiaries contributes to or has an obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to,
(i) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) a Multiemployer Plan, or (iii) a Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Neither ATC nor any of its Subsidiaries has any actual or potential liability under Title IV of ERISA. Neither ATC nor any of its Subsidiaries maintains any Plan that provides for post-retirement medical or life insurance benefits, and neither ATC nor any of its Subsidiaries has any obligation or liability with respect to any such Plan previously maintained by ATC or any of its Subsidiaries, except as the provisions of COBRA may apply to any former employees of ATC or any of its Subsidiaries. As to all Plans and Employment Arrangements of ATC and its
Subsidiaries:

                        (i) all such Plans and Employment Arrangements comply
            and have been administered in form and in operation, in all material respects, in accordance with their respective terms and with all Applicable Laws, except for such noncompliance that will not, individually or in the aggregate, have a Material Adverse Effect on ATC, and neither ATC nor any of its Subsidiaries has received any notice from any Authority disputing or investigating such compliance;

                        (ii) there are no Claims (other than routine Claims for
            benefits or actions seeking qualified domestic relations orders) pending or, to ATC's knowledge, threatened involving such Plans or the assets of such Plans, and, to ATC's knowledge, no facts exist which are reasonably likely to give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) except, in each case, as will not, individually or in the aggregate, have a Material Adverse Effect on ATC;

                        (iii) all material contributions to, and material
            payments from, the Plans and Employment Arrangements that may have been required to be made in accordance with the terms of the Plans and Employment Arrangements, and any applicable collective bargaining agreement, have been made other than contributions and payments which will not, individually or in the aggregate, have a Material Adverse Effect on ATC. All such contributions to, and payments from, the Plans and Employment Arrangements, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the financial books and records of ATC;

                        (iv) to ATC's knowledge, no Event has occurred which
            would result in imposition on ATC or any of its Subsidiaries of (A) any breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c),
            (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                        (v) neither ATC nor any of its Subsidiaries has incurred
            any material liability to a Plan (other than for contributions not yet due) which liability has not been fully paid or accrued for payment as of the date hereof;

                        (vi) no current or former employee of ATC or any of its
            Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Employment Arrangement as a result of the transactions contemplated by this Agreement; and

                        (vii) no compensation payable by ATC or any of its
            Subsidiaries to any of its employees under any existing Plan or Employment Arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

            (b) The execution, delivery and performance by ATC of this Agreement and the Collateral Documents executed or required to be executed by ATC pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code with respect to any Plan maintained by ATC or any of its Subsidiaries.

            5.14 Product Liability. There is not now pending or, to the knowledge of ATC, threatened any Claim (or any basis for any such Claim) relating to, any damages to or losses of any third party for injuries to Persons or damage to property, or for breach of warranty, arising out of any alleged defect in the quality or condition of any of ATC's products or services or property or assets, which, in the case of pending or threatened Claims, if determined adversely to ATC, individually or in the aggregate (taking into account unasserted Claims of a similar nature), will have a Material Adverse Effect on ATC.

            5.15 Ordinary Course of Business. From the date of the most recent ATC Financial Statements to the date hereof, except (i) as may be required or expressly contemplated by the terms of this Agreement, (ii) for the merger agreement with TeleCom Towers, L.L.C., or (iii) as may be described in or contemplated by the ATC SEC Documents, each of ATC and its Subsidiaries:

                        (a) has operated its business in all material respects
            in the normal, usual and customary manner in the ordinary and regular course of business (which includes, without limitation, the construction and acquisition of towers), consistent with prior practice;

                        (b) except in each case in the ordinary course of
            business (which includes, without limitation, the construction and acquisition of towers), consistent with prior practice:

                                    (i) has not incurred any obligation or
                        liability (fixed, contingent or other) individually having a value in excess of $500,000;

                                    (ii) has not sold or otherwise disposed of
                        or contracted to sell or otherwise dispose of any of its properties or assets having a value in excess of $500,000;

                                    (iii) has not canceled any debts or claims
                        having a value in excess of $100,000;

                                    (iv) has not entered into any individual
                        commitment having a value in excess of $500,000; and

                        (c) has not created or permitted to be created any Lien
            on any of the assets of ATC and its Subsidiaries, except for Permitted Liens;

                        (d) has not made or committed to make any additions to
            its property or any purchases of equipment in excess of $500,000, except in the ordinary course of business consistent with past practice or for normal maintenance and replacements;

                        (e) has not increased the compensation payable or to
            become payable to any of the ATC Employees other than increases in the ordinary course of business that are not material to ATC, or otherwise altered, modified or changed, in a manner material to ATC, the terms of their employment;

                        (f) has not suffered any material damage, destruction or
            loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

                        (g) has not waived any rights of material value without
            fair and adequate consideration;

                        (h) has not experienced any work stoppage;

                        (i) except in the ordinary course of business (which
            includes the construction and acquisition of towers), has not entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement, or any transaction, agreement or arrangement with any Affiliate of ATC;

                        (j) has not made, paid or declared any Distribution; and

                        (k) has not entered into any transactions or series of
            related transactions which individually or in the aggregate is material to the assets of ATC and its Subsidiaries taken as a whole or the business of ATC and its Subsidiaries taken as a whole.

            5.16 Environmental Matters. Except for exceptions that, individually or in the aggregate, have not had and would not have a Material Adverse Effect on ATC, neither ATC nor any of its Subsidiaries:

                        (a) has been notified in writing that it is potentially
            liable under, has received any written request for information or other correspondence concerning its potential liability with respect to any site or facility under, or, to ATC's knowledge, is a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state Law;

                        (b) is a party to any outstanding consent decree,
            compliance order or administrative order or other judgment, order, writ, injunction or decree creating on-going obligations issued pursuant to any Environmental Law;

                        (c) has, to its knowledge, failed to obtain all material
            Environmental Permits required under Environmental Laws, or, to its knowledge, failed to file all applications, notices and other material documents required to be filed prior to the date of this Agreement to effect the timely renewal or issuance of all Environmental Permits necessary for the continued ownership or operation of the assets of ATC and its Subsidiaries taken as a whole or conduct of the business of ATC and its Subsidiaries taken as a whole in the manner currently owned, operated and conducted and proposed to be owned, operated and conducted on or prior to the Closing Date;

                        (d) is not in compliance with all Environmental Laws, or
            is the subject of or, to ATC's knowledge, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to violations or breaches of any Environmental Law;

                        (e) has knowingly installed or used any above ground or
            underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by ATC or any of its Subsidiaries and, to ATC's knowledge, there are no above ground or underground storage tanks containing Hazardous Materials, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by ATC or any of its Subsidiaries, the installation, use or presence of which is not in compliance with Environmental Laws; and

                        (f) has any knowledge of any past or present Event
            related to ATC's or any of its Subsidiaries' properties, operations or business, which Event, individually or in the aggregate, could reasonably be expected to interfere with or prevent continued compliance in all material respects with all Environmental Laws applicable to the ownership or operation of the assets of ATC and its Subsidiaries taken as a whole or the business of ATC and its Subsidiaries taken as a whole substantially in the manner now conducted or proposed to be conducted on or prior to the Closing Date, or which, individually or in the aggregate, may form the basis of any material Claim for or arising out of the release or threatened release into the environment of any Hazardous Material.

            5.17 Materiality. The representations and warranties set forth in this Article are true and correct as of the date hereof without the materiality exceptions or qualifications contained therein, except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, will not have a Material Adverse Effect on ATC.

            5.18 Material Agreements. All of the agreements filed in the ATC SEC Documents under exhibit 10 pursuant to Regulation S-K are valid, binding and legally enforceable obligations of ATC or its Subsidiaries, as the case may be, and, to ATC's knowledge, all other parties thereto, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity except, in each case, for exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. Except as set forth in the ATC SEC Documents, neither ATC (or its Subsidiaries, as the case may be) nor, to its knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such material agreement or has done or performed, or failed to do or perform (and no Claim, other than ATC's Notice of Disagreement with CBS Corporation, described in ATC's Form 10-Q for the fiscal quarter ended September 30, 1998, is pending or, to the knowledge of ATC, threatened in writing to the effect that ATC has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such material agreement or impair the rights or benefits, or increase the costs, of ATC (or its Subsidiaries, as the case may be) under any such material agreement, except, in each case, for exceptions which individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC.

All Contracts for the construction by ATC (or its Subsidiaries) of towers for other Persons can be performed, in the aggregate for all such Contracts, without any loss to ATC (or its Subsidiaries).


                                    ARTICLE 6

                                    COVENANTS

            6.1 Access to Information; Confidentiality.

            (a) Each party shall afford to the other party and its accountants, counsel, financial advisors and other representatives (the "Representatives") full access during normal business hours and upon reasonable notice throughout the period prior to the Closing Date to all of its (and its Subsidiaries') properties, books, contracts, insurance policies, studies and reports, environmental studies and reports, commitments and records (including without limitation Tax Returns) and, during such period, shall furnish promptly upon written request (i) a copy of each report, schedule and other document filed or received by any party pursuant to the requirements of any Applicable Law or filed by it with any Authority in connection with the Merger or any other report, schedule or documents which may have a material effect on the businesses, operations, properties, prospects, personnel, condition (financial or other), or results of operations of their respective businesses, and (ii) such other information concerning any of the foregoing as ATC or Target shall reasonably request. All Confidential Information furnished pursuant to the provisions of this Agreement, including without limitation this Section, or developed based upon disclosures pursuant to this Agreement or otherwise will be kept confidential and shall not, without the prior written consent of the party disclosing such Confidential Information, be disclosed by the other party in any manner whatsoever, in whole or in part, and, except as required by Applicable Law (including without limitation in connection with any registration, proxy or information statement or similar document filed pursuant to any federal or state securities Law in connection with the Merger) shall not be used for any purposes, other than in connection with the Merger. Except as otherwise herein provided, each party agrees to reveal such Confidential Information only to those of its Representatives or other Persons whom it believes need to know such Confidential Information for the purpose of evaluating and consummating the Merger. For purposes of this Agreement, "Confidential Information" shall mean any and all information related to the business or businesses of ATC, ATI and their respective Affiliates or Target and its Affiliates, including any of their respective successors and assigns, other than information that (i) has been or is obtained from a source independent of the disclosing party that, to the receiving party's knowledge, is not subject to any confidentiality restriction,
(ii) is or becomes generally available to the public other than as a result of unauthorized disclosure by the receiving party, or (iii) is independently developed by the receiving party without reliance in any way on information provided by the disclosing party or a third party independent of the disclosing party that, to the receiving party's knowledge, is subject to any confidentiality restriction.

            (b) Notwithstanding the provisions of Section 6.1(a), (i) in connection with the Merger, each party may disclose such information as it may reasonably determine to be necessary in connection with seeking all Governmental and Private Authorizations or that is required by Applicable Law to be disclosed, including without limitation in any registration, proxy or information statement or other document required to be filed under any federal or state securities Law, and (ii) each party may, with the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, disclose the subject matters of this Agreement to Persons with whom the other party has a business or contractual relationship in connection with the due diligence investigation of the other party and its attorneys, financial advisors and accountants in connection with the transactions contemplated hereunder. In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver all written Confidential Information provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Merger or developed based on such information and shall not retain any copies, extracts or other reproductions in whole or in part of such written material, other than, unless mutual releases are exchanged by the parties, one copy thereof which shall be delivered to independent counsel for such party which shall be bound by the provisions of Section 6.1(a).

            (c) Anything in this Section or elsewhere in this Agreement to the contrary notwithstanding, either party may disclose information received or retained by it in accordance with the provisions of this Agreement if it can demonstrate (i) such information is generally available to or known by the public from a source other than the party seeking to disclose such information or (ii) was obtained by the party seeking to disclose such information from a source other than the other party, provided that such source was not, to the knowledge of the disclosing party, bound by a duty of confidentiality to the other party or another party with respect to such information.

            (d) No investigation pursuant to this Section or otherwise shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties hereto.

            (e) The provisions of this Section shall apply to all Subsidiaries of ATC and Target.

            6.2 Agreement to Cooperate; Certain Other Covenants.

            (a) Each of the parties hereto shall use reasonable business efforts
(x) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other Transactions, and (y) to refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which could impede or impair the consummation of the Merger or the consummation of the other Transactions, including, in all cases, without limitation using its reasonable business efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger by all such applicable Authorities, (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions (including without limitation filings within ten (10) business days of the date of this Agreement under the Hart-Scott-Rodino Act and all filings necessary for ATI to own and operate the Target Assets and the Target Business), (iv) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), (v) to obtain the satisfaction of the conditions specified in Article 7, and (vi) to cure any breach or untruth of such party upon receipt of notice as provided in Section 8.1(c) or (d) or upon otherwise becoming aware of such breach or untruth.

            (b) The parties shall cooperate with one another in the preparation of all Tax Returns, questionnaires, applications or other documents regarding any Taxes or transfer, recording, registration or other fees which become payable in connection with the Merger that are required to be filed on or before the Closing Date.

            (c) The provisions of this Section shall apply to all Subsidiaries of ATC and Target.

            6.3 Public Announcements. Until the Closing or the termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other. Notwithstanding the foregoing, the parties acknowledge and agree that they may, without each other's prior consent, issue such press releases or make such public statements as may be required by Applicable Law, in which case the issuing party shall use all reasonable efforts to consult with the other party and agree upon the nature, content and form of such press release or public statement. The provisions of this Section shall apply to all Subsidiaries of ATC and Target.

            6.4 Notification of Certain Matters. Each party shall give prompt notice to the other of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be reasonably likely to cause (a) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect or (b) any failure by it to comply with or satisfy, or be able to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect, such that, in any such case, one or more of the conditions of Closing would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice or the obligations of the party delivering such notice and shall not, in any event, affect the representations, warranties, covenants and agreements of the parties or the conditions to their respective obligations under this Agreement.

            6.5 Other Offers; No Solicitation.

            (a) Target shall not, nor shall Target knowingly permit any of its Subsidiaries or any of its or any of its Subsidiaries' officers, directors, investment bankers, brokers, financial advisors, finders, attorneys, accountants or other agents or representatives to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction or (ii) participate in any discussions or negotiations or otherwise cooperate regarding an Alternative Transaction; provided, however, that if the Board of Directors of Target determines in good faith, based on the advice of outside counsel, that failure to do so would constitute a breach of its fiduciary duties to Target's stockholders under Applicable Law, Target, in response to a written Alternative Transaction that (I) was unsolicited or that did otherwise result from a breach of this Section, and (II) is reasonably likely to lead to a Superior Proposal, may (x) furnish non-public information with respect to Target to the Person who made such Alternative Transaction pursuant to a customary confidentiality agreement and (y) participate in discussions and negotiations regarding such Alternative Transaction. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of Target or any of its Subsidiaries, whether or not acting on behalf of Target or any of its Subsidiaries, shall be deemed to be a breach of this Section by Target.

            (b) The Board of Directors of Target shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ATC, its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, an Alternative Transaction, or
(iii) cause Target to enter into any letter of intent, agreement in principle, acquisition agreement or merger or other similar agreement with respect to an Alternative Transaction, unless (x) the Board of Directors of Target shall have determined in good faith, based on the advice of independent counsel, that (A) failure to do so would be inconsistent with its fiduciary duties to Target's stockholders under Applicable Law, and (B) based upon the advice of Target's financial advisors, such Alternative Transaction is a Superior Proposal, and (y) Target shall have terminated this Agreement pursuant to the provisions of paragraph (f) of Section 8.1.

            (c) Nothing contained in this Section shall prohibit Target from at any time (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that neither Target nor its Board of Directors shall, except as permitted by Section 6.5(b), propose to approve or recommend an Alternative Transaction or (ii) making a "stop-look-and-listen" communication with respect to an Alternative Transaction of the nature contemplated by, and in compliance with, Rule 14d-9 under the Exchange Act as a result of receiving an Acquisition Proposal.

            (d) If Target decides to terminate this Agreement under paragraph
(f) of Section 8.1 because of a Superior Proposal, it shall give ATC written notice of such termination no later than five (5) days prior to any such termination. At such time, Target will cause its financial advisor to supply ATC with such information as such financial advisor deems necessary to maximize value to the Target's stockholders. Target shall be obligated to consider any revised offer communicated to Target by ATC in connection with its decision to terminate this Agreement.

            (e) If Target shall receive a firm, bona fide written proposal or proposals from any Person relating to any Alternative Transaction, and Target's Board of Directors shall determine in good faith, based upon the advice of independent counsel, and after receiving advice from Target's independent financial advisors, that (i) such Alternative Transaction is a Superior Proposal and (ii) the failure to terminate this Agreement would be inconsistent with the director's fiduciary obligations under Applicable Law, then Target shall terminate this Agreement.

            (f) If Target terminates this Agreement pursuant to Section 6.5(e), Target shall pay ATC the amounts set forth in Section 8.2 hereof in accordance with the terms thereof.

            6.6 Conduct of Business by Target Pending the Merger. Except as set forth in Section 6.6 of the Target Disclosure Schedule, otherwise contemplated by this Agreement or as provided in Target's business plan previously provided to ATC (the "Business Plan"), after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless ATC shall otherwise consent in writing, which consent shall not be unreasonably withheld, Target shall, and shall cause each of its Subsidiaries to:

                        (a) conduct its business in the ordinary and usual
            course of business and consistent with past practice;

                        (b) not (i) amend or propose to amend its Organic
            Documents, (ii) split, combine or reclassify (whether by stock dividend or otherwise) its outstanding capital stock or issue or authorize the issue of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) declare, set aside, pay or make, or agree to declare, set aside, pay or make, any Distribution, whether in cash, stock, property or otherwise; other than distributions to Target or its Subsidiaries by one of Target's Subsidiaries;

                        (c) not issue, sell, pledge or dispose of, or agree to
            issue, sell, pledge or dispose of, any shares of Target Common Stock, other shares of capital stock, Convertible Securities or Option Securities, except pursuant to the exercise of options outstanding on the date hereof;

                        (d) not (i) incur or become contingently liable with
            respect to any Indebtedness for Money Borrowed, other than (x) borrowings, not to exceed the sum of (I) the principal amount of borrowings presently outstanding and (II) the Indebtedness set forth in the Business Plan, (ii) redeem, purchase, acquire or offer or agree to redeem, purchase or acquire any shares of its capital stock,

            Convertible Securities or Option Securities, (iii) sell, lease, license, pledge, dispose of or encumber any properties or assets or sell any businesses other than (x) inventory in the ordinary course of business, (y) Liens arising in accordance with the provisions of indebtedness in effect on the date hereof and in accordance with their present terms, and (z) leases of towers and shelter space to third-party customers, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, except to officers and employees of Target for travel, business or relocation expenses in the ordinary course of business;

                        (e) not enter into or agree to enter into (other than
            agreements which are binding on Target as of the date hereof) any Restricted Transaction (or group of related Restricted Transactions), whether for its own account or for any other Person, if (i) the aggregate amount reasonably expected to be expended by Target or any of its Subsidiaries in connection with such individual Restricted Transaction (together with any group of related Restricted Transactions) exceeds $10.0 million, or (ii) the aggregate amount to be expended in connection with all Restricted Transactions (together with any group of related Restricted Transactions) exceeds $100.0 million; provided, however, that the foregoing restriction shall not apply to any Restricted Transaction pursuant to agreements which are described in Section 6.6(e) of the Target Disclosure Schedule;

                        (f) use reasonable business efforts to preserve intact
            its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

                        (g) confer on a regular and frequent basis with one or
            more representatives of ATC to report material operational matters and the general status of ongoing operations;

                        (h) not adopt, enter into, amend or terminate any
            employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

                        (i) maintain with financially responsible insurance
            companies insurance on the Target Assets and the Target Business in such amounts and against such risks and losses as are consistent with past practice;

                        (j) not make any Tax election that could reasonably be
            likely to have a Material Adverse Effect on Target or settle or compromise any material Tax liability;

                        (k) except in the ordinary course of business or except
            as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, not modify, amend or terminate any Material Agreement to which Target is a party or by which any of the Target Assets may be bound or to which any of them may be subject or waive, release or assign any material rights or claims thereunder;

                        (l) not make any material change to its accounting
            methods, principles or practices, except as may be required by GAAP;

                        (m) except in the ordinary course of business and in
            accordance with past practices and policies, not enter into any Lease or other agreement with respect to any antennae site on any of its towers, whether presently owned or hereafter acquired by Target;

                        (n) except as set forth in Section 4.14 of the Target
            Disclosure Schedules, (i) not grant to any executive officer or other key employee of Target any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under Employment Arrangements set forth in Section 4.14 of the Target Disclosure Schedule, (ii) not grant to any such executive officer any increase in severance or termination pay, except as was required under any Employment Arrangements set forth in Section 4.14 of the Target Disclosure Schedule, (iii) not adopt or amend any Plan or Employment Arrangement (including change any actuarial or other assumption used to calculate funding obligations with respect to any Plan, or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined) and (iv) except in the ordinary course, not enter into, amend in any material respect or terminate any Material Governmental Authorization, material Private Authorization or Material Agreement;

                        (o) not voluntarily take or permit to be taken any
            action which if taken between the end of its most recent fiscal quarter and prior to the date of this Agreement would have been required to be noted as an exception on Section 4.16 of the Target Disclosure Schedule, other than pursuant to the conduct of its business in the ordinary and usual course of business and consistent with past practice; and

                        (p) not authorize or enter into any agreement that would
            violate any of the foregoing.

In the event that Target or any of its Subsidiaries desires to take any of the actions prohibited by the provisions of this Section, Target shall give prompt written notice to ATC, referring to the provisions of this Section. As stated above, Target's ability to take such action shall be subject to the written consent of ATC, which consent shall not be unreasonably withheld; provided, however, that if ATC does not object to the taking of such action within five
(5) business days of receipt of such notice and all material information requested by ATC with respect thereto, Target or such Subsidiary shall have the right to take such action. ATC's failure to object to the taking of any such action shall not, in any event, relieve Target from the obligation to comply with the provisions of this Agreement (other than, to the extent provided, in paragraph (d) of this Section) and shall not be deemed to be a waiver of any condition of ATC's obligations to consummate the Merger set forth in Section
7.2. The parties also agree that, regardless of whether or not ATC's consent is required by this Section 6.6, Target shall communicate with the Chief Operating Officer and the Chief Financial Officer of ATC on a reasonably regular basis with respect to the Business Plan and the ongoing operations of Target.

            6.7 Additional Tax Matters. Each party hereto shall use all reasonable business efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable business efforts to prevent any Affiliate of such party from taking, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

            6.8 Certificates of Non-Foreign Status. Prior to the Closing Date, Target and ATC shall in respect of the conversion of Target Common Stock pursuant to the Merger use their reasonable business efforts to obtain on behalf of themselves, from each Person who owned of record or, to Target's knowledge, beneficially, five percent (5%) or more of the Target Common Stock at any time during the five-year period preceding the Effective Time and who will continue to own any Target Common Stock immediately prior to the Effective Time, a certificate of non-foreign status of such stockholder that meets the requirements of Section 1445 of the Code and Section 1.1445-2(b) of the Regulations, it being understood that the failure to obtain any such certificate shall not be deemed to be a breach of this Section. Target shall furnish to ATC on the Closing Date a copy of any such certificates of non-foreign status obtained by Target.

            6.9 Target Stock Options. Prior to the Effective Time, ATC and Target shall take such action as may be necessary to cause each unexpired and unexercised option to purchase Target Common Stock from Target or any of its Subsidiaries that is outstanding immediately prior to the Merger and that will not expire if not exercised prior thereto, a true, correct and complete list of which, as of the date of this Agreement, is set forth in Section 6.9 of the Target Disclosure Schedule (each, a "Target Option" and collectively, the "Target Options") to be automatically converted at the Effective Time into an option (each, an "ATC Option" and collectively, the "ATC Options") to purchase a number of shares of ATC Common Stock equal to the product of the number of shares of Target Common Stock which the holder is entitled to purchase under the Target Option multiplied by the Exchange Ratio, at a price per share equal to the quotient obtained by dividing (a) the per share option exercise price determined pursuant to the Target Option, by (b) the Exchange Ratio. Each ATC Option will otherwise have the same terms and conditions as the Target Option exchanged therefor, including acceleration and period of exercise, and, with respect to Target Options that are "incentive stock options" under the Code at the Effective Time, will contain such terms as are necessary to preserve such status following the conversion described herein. At the Effective Time, ATC will execute and deliver to each holder of an ATC Option a document evidencing ATC's assumptions of Target's obligations under the Target Option and all references in the stock option agreements to Target shall be deemed to refer to ATC. As of the Effective Time, ATC shall assume all of Target's obligations with respect to the Target Options as so amended and shall, from and after the Effective Time, have reserved for issuance upon exercise of the ATC Options all shares of ATC Common Stock covered thereby and shall file a Registration Statement on Form S-8 to register under the Securities Act the shares of ATC Common Stock subject to the ATC Options granted in replacement of Target Options. ATC shall take all actions reasonably necessary to maintain the effectiveness of such Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such ATC Options remain outstanding. ATC shall also use its reasonable business efforts to list, subject to official notice of issuance, all shares of ATC Common Stock subject to the ATC Options on The New York Stock Exchange and/or such other exchanges or trading markets on which the ATC Common Stock is then listed or traded. No fractional shares of ATC Common Stock will be issued upon the exercise of any ATC Option, and instead the exercising holder of such ATC Option shall receive cash for any fractional share amounts, based on the fair market value of the ATC Common Stock at the time of exercise. To the extent that any former holder of Target Options is terminated by ATC or its Subsidiaries other than for cause subsequent to the Effective Time, ATC shall provide such holder with the opportunity to effect a broker-assisted cashless exercise, to the extent exercisable at the time of such termination, of the ATC Options then held by such holder prior to the expiration of such options. The foregoing provision is intended to be for the benefit of, and shall be enforced by, the holders of Target Options and subject to the provisions of the plans governing the Target Options, their heirs and personal representatives and shall be binding upon ATC and its successors and assigns.

            6.10 Stockholder Approval. Target will, as soon as practicable following the date hereof, establish a record date for, and, after the Registration Statement has become effective, duly call, give notice of, convene and hold a meeting of its stockholders (the "Target Stockholders Meeting") for the purpose of obtaining the approval and adoption of this Agreement and the approval of the Merger by the Target stockholders (the "Target Stockholder Approval"). Such notice shall comply with the provisions of Applicable Law. Target will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and approval of the Merger, subject to the fiduciary duties of the Target Board of Directors under Applicable Law.

            6.11 Registration Statement and Proxy/Information Statement.

            (a) ATC shall prepare and file with the SEC as soon as is reasonably practicable after the date hereof a Registration Statement under the Securities Act (the "ATC Registration Statement") on Form S-4 in connection with the Merger for the purpose of registering all of the shares of ATC Common Stock to be issued in the Merger. ATC shall also take any action required under Applicable Law in connection with causing the ATC Registration Statement to be declared effective by the SEC as promptly as practicable, including without limitation making all filings under applicable state blue sky or securities Laws in connection with the issuance of shares of ATC Common Stock in the Merger.

            (b) Target shall prepare and file with the SEC as soon as is reasonably practicable after the date hereof a proxy statement in connection with the Target Stockholders Meeting (the "Target Proxy Statement"), complying with applicable rules and regulations of the SEC and the DCL.

            (c) ATC and Target shall promptly furnish to the other all information, and take such other actions, as may reasonably be requested in connection with any action taken to comply with the provisions of this Section including, in the case of ATC, the preparation of the final prospectus (the "ATC Transaction Prospectus") contained in the ATC Registration Statement and, in the case of Target, the preparation of the Target Proxy Statement. Target and ATC shall correct promptly any information provided by it to be used specifically in the Target Proxy Statement or the ATC Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Target Proxy Statement or the ATC Registration Statement so as to correct the Target Proxy Statement or the ATC Registration Statement and cause it to be disseminated to the stockholders of Target, to the extent required by Applicable Law. Without limiting the generality of the foregoing, each party shall notify the other promptly of the receipt of the comments of the SEC and of any request by the SEC for amendments or supplements to the Target Proxy Statement or the ATC Registration Statement, as the case may be, or for additional information, and shall supply the other with copies of all correspondence between it or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Target Proxy Statement or the ATC Registration Statement. Whenever any Event occurs which should be described in an amendment or a supplement to the Target Proxy Statement or the ATC Registration Statement, Target and ATC shall, upon learning of such Event, promptly prepare, file and clear with the SEC and, if prior to the Effective Time, mail to the holders of shares of Target Common Stock such amendment or supplement; provided, however, that, prior to such mailing, (i) Target and ATC shall consult with each other with respect to such amendment or supplement, (ii) shall afford to the other reasonable opportunity to comment thereon, and (iii) each such amendment or supplement shall be reasonably satisfactory to the other.

            (d) In the event Target shall not be required to call the Target Stockholders Meeting pursuant to Section 6.10, all references to the Target Proxy Statement in this Agreement shall be deemed to be references to the Target Information Statement.

            (e) Target shall use its reasonable business efforts to cause to be delivered to ATC and its directors a letter of independent auditors, dated (i) the date of the ATC Registration Statement, and (ii) the Closing Date, and addressed to ATC and its directors, in form, scope and substance customary for letters delivered by independent public accountants in connection with registrations statements similar to the ATC Registration Statement; provided that ATC shall have delivered a representation letter to Target's auditors in the form attached hereto as Exhibit F.

            6.12 Directors', Officers' and Employees' Indemnification

            (a) The Organic Documents of ATC shall contain provisions no less favorable with respect to indemnification than are set forth in the Organic Documents of Target, as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were officers or directors of Target, unless such modification shall be required by Applicable Law.

            (b) From and after the Effective Time, ATC shall indemnify, defend and hold harmless the present and former officers and directors, in their capacities as such, of Target (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with any claim, action, suit, proceeding or investigation (as used in this Section, a "claim"), based in whole or in part on the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was an officer or director of Target and arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation in connection with this Agreement, the Merger and the Transactions), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Applicable Law (and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Applicable Law). Without limiting the foregoing, in the event any such claim is brought against any of the Indemnified Parties,
(i) such Indemnified Parties may retain counsel (including local counsel) which shall be reasonably satisfactory to ATC, and ATC shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties; (ii) ATC shall have the right, but not the obligation, to assume the defense of any such claim with counsel (including local counsel) which shall be reasonably satisfactory to the Indemnified Parties (after which time ATC shall not be liable for any fees and expenses of counsel retained by the Indemnified Parties); and (iii) ATC shall use its reasonable business efforts to assist in the defense of any such claim; provided, however, that ATC shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

            (c) ATC will cause to be maintained for a period of not less than six (6) years from the Effective Time Target's current directors' and officers' insurance and indemnification policies to the extent that they provide coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and executive officers of Target on the date of this Agreement, so long as the annual premium therefor would not be in excess of two hundred fifty percent (250%) of the current premium. If any then existing D&O Insurance expires, is terminated or canceled during such six-year period, ATC will use its best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of two hundred fifty percent (250%), on terms and conditions no less advantageous to the covered Persons than the then existing D&O Insurance. Notwithstanding the foregoing, ATC or its Subsidiaries may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of ATC and its Subsidiaries so long as the terms thereof are not materially less advantageous to the beneficiaries thereof than the existing D&O Insurance.

            (c) In the event ATC or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of ATC shall assume the obligations set forth in this Section.

            (d) This Section is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on ATC and its successors and assigns.

            6.13 Solicitation of Employees. If this Agreement is terminated, each of ATC and Target agrees that neither it nor any of its Affiliates will, for a period of twelve (12) months from the date of such termination, solicit or actively seek to hire any individual who during such period is employed by ATC or any of its Affiliates or Target or any of its Affiliates, as the case may be, whether or not such individual would commit breach of such individual's employment agreement in leaving such employment; provided, however, that the foregoing shall not prevent ATC or Target (or any of their respective Affiliates) from soliciting or actively seeking to hire any such key employee who (i) initiates employment discussions with it, (ii) is not employed by ATC or Target, as the case may be, on the date Target or ATC (or any of their respective Affiliates), as the case may be, first solicits such key employee, or
(iii) soliciting through general advertisement, including without limitation on the Internet.

            6.14 Registration Rights Agreement. ATC agrees that, from time to time after the Closing, ATC shall add or shall cause to be added as a party to the Registration Rights Agreement each Person who is an affiliate of Hicks, Muse, Tate & Furst Incorporated and who receives shares of ATC Common Stock as a direct or indirect distributee or transferee of HMTF/Omni Partners LP. The foregoing provision is intended to be for the benefit of, and shall be enforced by, such distributees or transferee and shall be binding upon ATC and its successors and assigns.

                                    ARTICLE 7

                               CLOSING CONDITIONS

            7.1 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger shall, except as hereinafter provided in this Section, be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

                        (a) No temporary restraining order, preliminary or
            permanent injunction or other order issued by any Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall use its reasonable business efforts to have such order, injunction, restraint or prohibition vacated or lifted.

                        (b) Any waiting period (and any extension thereof)
            applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated;

                        (c) Except with respect to the Hart-Scott-Rodino Act
            (which is addressed in Section 7.1(b)), all authorizations, consents, waivers, orders or approvals required to be obtained from all Authorities, and all filings (other than the Certificate of Merger), submissions, registrations, notices or declarations required to be made by any of the parties with any Authority which would prevent the consummation of the Merger or result in a Material Adverse Effect on Target if not obtained or made shall have been obtained from, and made with, all such Authorities;

                        (d) The ATC Common Stock to be issued as part of the
            Merger Consideration shall have been listed for trading on The New York Stock Exchange, subject to official notice of issuance;

                        (e) The ATC Registration Statement shall have become
            effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

                        (f) The Target Stockholder Approval shall have been
            obtained.

            7.2 Conditions to Obligations of ATC and ATI. The obligation of ATC to cause ATI to, and of ATI to, consummate the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by ATC and ATI to the extent permitted by Applicable Law:

                        (a) (i) The representations and warranties of Target
            contained in this Agreement (other than in Section 4.19) shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, will not have a Material Adverse Effect on Target; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect ") shall not be deemed to be so qualified; (ii) the representations and warranties of Target set forth in Section 4.19 of this Agreement shall be true and correct; provided, however, that any untruth shall be disregarded for purposes of this Section 7.2(c) if, by mutually agreed upon adjustment of the Exchange Ratio and the Merger Consideration at Closing, the untruth is rendered harmless and such adjustment either does not require the approval of the Target stockholders, or such approval has been obtained, in accordance with the DCL; (iii) each and all of the agreements and covenants to be performed or satisfied by Target or any of the Target stockholders hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and
            (iv) Target shall have furnished ATC with an officer's certificate in the form attached hereto as Exhibit G evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions;

                        (b) Other than those which, individually or in the
            aggregate, the failure of which to obtain will not have a Material Adverse Effect on Target, all authorizations, consents, waivers, orders or approvals required by the provisions of this Agreement to be obtained from all Persons (other than Authorities) prior to the consummation of the Merger, including without limitation those required in order for ATI to continue to own all of the Target Assets and continue to operate the Target Business substantially as conducted immediately prior to the Closing shall have been obtained, without the imposition, individually or in the aggregate, of any condition or requirement which will have a Material Adverse Effect on Target;

                        (c) Between the date of this Agreement and the Closing
            Date, there shall not have occurred and be continuing any material adverse change in Target from that reflected in the most recent Target Financial Statements;

                        (d) As of the Closing Date, no Legal Action shall be
            pending before any Authority which, individually or in the aggregate, will have a Material Adverse Effect on Target, it being understood and agreed that a written request by any Authority for information with respect to the Merger, which information could be used in connection with such Legal Action, shall not be deemed to be a Legal Action pending before any such Authority and no Legal Action by any Target stockholder in respect of the transactions contemplated herein will be deemed to create a Material Adverse Effect;

                        (e) All Convertible Securities and Option Securities
            (other than the Target Options which shall be exchanged for ATC Options in accordance with the provisions of Section 6.9) of Target, if any, outstanding immediately prior to the Closing shall be canceled and, from and after the Closing, shall no longer be of any force or effect;

                        (f) Each of the Target stockholders listed therein shall
            have executed and delivered to ATC an agreement substantially in the form attached hereto as Exhibit A and made a part hereof (the "Registration Rights Agreement");

                        (g) Each executive officer, director and other Person
            who, in the opinion of ATC based on the advice of counsel, may be an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Target shall have executed and delivered to ATC an investment letter substantially in the form of Exhibit B attached hereto and made a part hereof (the "Target Investment Letters");

                        (h) ATC shall have received from its tax counsel,
            Sullivan & Worcester LLP, a favorable opinion, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and that, as a consequence, none of ATC, ATI or Target will recognize any gain or loss for federal income tax purposes as a result of consummation of the Merger, and, in connection with such opinion, Target shall have executed and delivered to ATC and such counsel a certificate substantially in the form attached hereto as Exhibit C and made a part hereof;

                        (i) All instruments evidencing Indebtedness for Money
            Borrowed of Target represented by all bank credit agreements (the "Target Credit Agreements") shall permit the repayment thereof by ATC without premium or penalty; and

                        (j) Each of the agreements listed in Section 7.2(j) of
            the Target Disclosure Schedule shall have been terminated by Target, or amended on the terms and conditions set forth in such Section, and the fees and expenses payable by Target with respect to the Merger pursuant to the Financial Advisory Agreement listed therein shall have been waived, in each case, at no cost or expense to Target; provided, however, that this provision shall not prevent the payment in full of accrued fees and expenses under the Monitoring and Oversight Agreement incurred in the ordinary course.

            7.3 Conditions to Obligations of Target. The obligation of Target to consummate the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by Target to the extent permitted by Applicable Law:

                        (a) The representations and warranties of ATC and ATI
            contained in this Agreement (other than in Section 5.5) shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, will not have a Material Adverse Effect on ATC; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect ") shall not be deemed to be so qualified; (ii) the representations and warranties of ATC set forth in Section 5.5 of this Agreement shall be true and correct; provided, however, that any untruth shall be disregarded for purposes of this Section 7.3(c) if, by mutually agreed upon adjustment of the Exchange Ratio and the Merger Consideration at Closing, the untruth is rendered harmless and such adjustment either does not require the approval of the ATC or ATI stockholders, or such approval has been obtained, in accordance with the DCL; (iii) each and all of the agreements and covenants to be performed or satisfied by ATC or ATI hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and (iv) ATC and ATI shall have furnished Target with an officer's certificate in the form of Exhibit G hereto evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions;

                        (b) Between the date of this Agreement and the Closing
            Date, there shall not have occurred and be continuing any material adverse change in ATC from that reflected in the most recent ATC Financial Statements;

         (c) As of the Closing Date, no Legal Action shall be pending before any Authority which, individually or in the aggregate, will have a Material Adverse Effect on ATC, it being understood and agreed that a written request by any Authority for information with respect to the Merger, which information could be used in connection with such Legal Action, shall not be deemed to be a Legal Action pending before any such Authority and no Legal Action by any Target stockholder in respect of the transactions contemplated herein will be deemed to create a Material Adverse Effect;

                        (d) ATC shall have executed and delivered the
            Registration Rights Agreement;

                        (e) Target shall have received from its tax counsel,
            Weil, Gotshal & Manges LLP a favorable opinion, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and that, as a consequence, the Target stockholders will not recognize gain or loss for federal income tax purposes as a result of consummation of the Merger, except to the extent of the cash, property (other than the ATC Common Stock) or other nonstock Merger Consideration received pursuant to the consummation of the Merger, and, in connection with such opinion, ATC shall have executed and delivered to Target and such counsel a certificate substantially in the form attached hereto as Exhibit D and made a part hereof; and

                        (f) ATC shall have delivered to Target an agreement
            substantially in the form of Exhibit E attached hereto and made a part hereof (the "ATC Voting Agreement") executed by the Persons named therein and any individual nominated pursuant thereto shall have been elected a director of ATC.


                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

            8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time only pursuant to the following provisions:

                        (a) by mutual consent of Target and ATC; or

                        (b) by ATC or Target if any permanent injunction, decree
            or judgment of any Authority preventing consummation of the Merger shall have become final and nonappealable; or

                        (c) by Target in the event (i) it is not in material
            breach of its covenants and agreements under this Agreement and none of its representations or warranties shall have become and continue to be untrue in any manner that would cause the condition set forth in Section 7.2(c) not to be satisfied, and (ii) either (A) the Termination Date has occurred without the consummation of the Merger, or (B) ATC or ATI is in material breach of its covenants and agreements under this Agreement or any of its representations or warranties shall have been or become and continue to be untrue in any manner that would cause the conditions set forth in Section 7.3(c) not to be satisfied, and such a breach or untruth is not cured prior to the earlier of thirty (30) days after delivery of notice thereof to ATC by Target or the Termination Date; or

                        (d) by ATC in the event (i) neither ATC nor ATI is in
            material breach of its covenants and agreements under this Agreement and none of its representations or warranties shall have become and continue to be untrue in any manner that would cause the condition set forth in Section 7.3(c) not to be satisfied, and (ii) either (A) the Termination Date has occurred without the consummation of the Merger, or (B) Target is in material breach of its covenants and agreements under this Agreement or any of Target's representations or warranties shall have been or become and continue to be untrue in any manner that would cause the conditions set forth in Section 7.2(c) not to be satisfied, and such a breach or untruth is not cured prior to the earlier of thirty (30) days after delivery of notice thereof to Target by ATC or the Termination Date; or

                        (e) by ATC or Target in the event that prior to the
            Termination Date the Target Stockholder Approval has not been obtained, so long as the terminating party is not in material breach of its covenants and agreements under this Agreement and none of its representations and warranties shall have been or become and continue to be untrue in any manner that would cause the conditions set forth in Section 7.2(c) or 7.3(c), as the case may be, not to be satisfied; or

                        (f) by Target pursuant to and in compliance with the
            provisions of Section 6.5.

            The term "Termination Date" shall mean April 30, 1999; provided, however, that if FCC approval has not been obtained and/or the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Act has not occurred by that date, ATC may elect in its sole discretion to extend such date to September 30, 1999, subject to the following conditions: (i) all conditions to closing set forth in Sections 7.1, 7.2 and 7.3, other than obtaining regulatory approval under the Hart-Scott-Rodino Act or applicable FCC rules and regulations, shall have been fulfilled (or waived by the party whom the condition(s) benefit) and certificates to such effect in the form of Exhibit G shall have been delivered as of April 30, 1999 by Target and ATC, respectively, (ii) the provisions of paragraph (c) of Section 7.1 (other than those regarding approvals from the FCC) shall be terminated after April 30, 1999, (ii) paragraphs (a), (b), (c) and (d) of Section 7.2 shall be terminated after April 30, 1999, and (iii) paragraphs (a), (b), and (c) of Section 7.3 shall be terminated after April 30, 1999. If ATC elects to extend the Termination Date to September 30, 1999, it shall give Target written notice of such extension by no later than the close of business on April 30, 1999. If such notice has not been so received, this Agreement shall automatically terminate with the effect set forth in Section 8.2. In the event that ATC elects to extend the Termination Date to September 30, 1999, this Agreement may thereafter only be terminated prior to the Effective Time pursuant to paragraphs (a), (b) and
(f) of Section 8.1 or in the event of failure of Target Stockholder Approval to have been obtained.

            The right of ATC or Target to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party, any Person controlling any such party or any of their respective Representatives whether prior to or after the execution of this Agreement.

            8.2 Effect of Termination. Except as provided in Sections 6.1 (with respect to confidentiality), 6.3, 6.13 and 9.2 and this Section, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party, or any of their respective stockholders, officers or directors, to the other and all rights and obligations of any party shall cease; provided, however, that such termination shall not relieve any party from liability for any willful or intentional misrepresentation or breach of any of its warranties, covenants or agreements set forth in this Agreement. In the event that this Agreement is terminated by either party pursuant to Section 8.1(e) or by Target pursuant to
Section 8.1(f), Target shall promptly, but in no event later than two (2) days after the date of such termination, pay ATC a fee equal to $12,000,000 in immediately available funds. ATC and Target agree in advance that actual damages would be difficult to ascertain and that $12,000,000 is a fair and equitable reimbursement to ATC for damages sustained due to Target's failure to consummate the Merger for the reasons specified in this Section. Notwithstanding the foregoing, each party shall have the right to seek specific performance of this Agreement pursuant to the provisions of Section 9.4. If, however, such termination relates to the provisions of Section 6.5, ATC's sole rights shall be those set forth in that Section.


                                    ARTICLE 9

                               GENERAL PROVISIONS


            9.1 Waivers; Amendments. Changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the consent in writing of the parties hereto. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any such covenant, term, condition or other provision hereof or default in connection therewith. The waiver of any covenant, term, condition or other provision hereof or default hereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection herewith.

            9.2 Fees and Expenses. All costs and expenses incurred in connection with any transfer Taxes, sales Taxes, recording or documentary Taxes, stamps or other charges levied by any Authority in connection with this Agreement and the consummation of the Merger shall be borne equally by Target and ATC, all Hart-Scott-Rodino filing fees and expenses, if any, shall be borne by the party making such filing, and all other costs and expenses incurred in connection with this Agreement and the consummation of the Merger, including without limitation fees and disbursements of counsel, financial advisors and accountants incurred by the parties hereto, shall, unless otherwise provided herein, be borne solely and entirely by the party which has incurred such costs and expenses.

            9.3 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be deemed to have been delivered (a) three (3) business days after being mailed by first-class or express mail, postage prepaid, (b) the next day when sent overnight by recognized courier service, (c) upon confirmation when sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation at substantially the same time as such rapid transmission, or (d) upon delivery when personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

            (a) If to ATC or ATI:

                116 Huntington Avenue
                Boston, Massachusetts 02116
                Attention:   Joseph L. Winn, Chief Financial Officer
                Telecopier No.:  (617) 375-7575

                with a copy to (which shall not constitute notice to ATC or ATI):

                Sullivan & Worcester LLP
                One Post Office Square
                Boston, Massachusetts 02109
                Attention:  Norman A. Bikales, Esq.
                Telecopier No.:  (617) 338-2880

            (b) If to Target:

                OmniAmerica, Inc.
                200 Crescent Court, Suite 1600
                Dallas, Texas 75201
                Attention:  Jack D. Furst
                Telecopier No.:  (214) 740-7313

                with a copy to (which shall not constitute notice to Target):

                Weil, Gotshal & Manges, LLP
                100 Crescent Court, Suite 1300
                Dallas, Texas 75201
                Attention:  Mary R. Korby, Esq.
                Telecopier No.:  (214) 746-7777

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

            9.4 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law.

Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedies available to it pursuant to the provisions of this Agreement or Applicable Law for such breach or threatened breach, including without limitation the recovery of damages; provided, however, that none of the parties shall pursue, and each party hereby waives, any punitive, incidental and consequential damages arising out of this Agreement (including without limitation damages for diminution in value and loss of anticipated profits).

            9.5 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to affect materially and adversely any party, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled and consummated to the maximum extent possible.

            9.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts.

            9.7 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            9.8 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the applicable laws of the United States of America and the laws of State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent the DCL applies to the Merger. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

            9.9 Entire Agreement. This Agreement (together with the Target Disclosure Schedule, the Exhibits hereto and the other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof, including without limitation any previously executed confidentiality agreement. Each of the parties is a sophisticated Entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby acknowledges that (a) none of the parties has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (or such of the foregoing as are delivered at the Closing), (b) there are no covenants or agreements by or on behalf of any party or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and the Collateral Documents, and (c) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the Collateral Documents. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY COLLATERAL DOCUMENT, NONE OF THE PARTIES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

            9.10 Assignment. This Agreement shall not be assignable by any party and any such assignment shall be null and void, except that it shall inure to the benefit of and be binding upon any successor to any party by operation of law, including by way of merger, consolidation or sale of all or substantially all of its assets, and ATC and ATI may assign its rights and remedies hereunder to any bank or other financial institution which has loaned funds or otherwise extended credit to it.

            9.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Sections 6.9, 6.12, 6.14 and 9.10.

            9.12 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Merger, and after effectiveness of the Merger neither party nor any of its respective officers, directors or stockholders shall have any further obligation with respect thereto. This Section shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            9.13 Mutual Drafting. This Agreement is the result of the joint efforts of Target and ATC, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof.


                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

            IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                        American Tower Corporation


                                        By:  /s/ STEVEN B. DODGE
                                             ---------------------------------
                                             Name:  Steven B. Dodge
                                             Title: Chief Executive Officer


                                        American Towers, Inc.


                                        By:  /s/ STEVEN B. DODGE
                                             ---------------------------------
                                             Name:  Steven B. Dodge
                                             Title: Chief Executive Officer


                                        OMNIAMERICA, INC.


                                        By:  /s/ JACK D. FURST
                                             ---------------------------------
                                             Name:  Jack D. Furst
                                             Title: Chairman of the Board

                                                                     APPENDIX A


                                   DEFINITIONS


            AFFILIATE, AFFILIATED shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, five percent (5%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, five percent (5%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's Immediate Family or a family trust.

            AGREEMENT shall mean this Agreement as originally in effect, including, unless the context otherwise specifically requires, this Appendix A, the Target Disclosure Schedule, and all exhibits hereto, and as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

            ALTERNATIVE TRANSACTION shall mean a transaction or series of related transactions (other than the Transactions) resulting in or likely to result in (a) any Change of Control of Target, (b) any merger, consolidation or other business combination of Target, regardless of whether Target is the surviving Entity unless the surviving Entity remains obligated under this Agreement to the same extent as Target was, (c) any tender offer or exchange offer for, or any acquisition of, any securities of Target, (d) any sale or other disposition of all or any substantial part of the assets or business of Target, (e) any issue or sale, or any agreement to issue or sell, any capital stock, Convertible Securities or Option Securities of Target that could result in a Change of Control of Target.

            APPLICABLE LAW shall mean any Law of any Authority, whether domestic or foreign, including without limitation the FCA and all federal and state securities and Environmental Laws, to which a Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

            ATC shall have the meaning given to it in the Preamble.

            ATC COMMON STOCK shall have the meaning given to it in Section 3.1.

            ATC FINANCIAL STATEMENTS shall have the meaning given to it in
Section 5.2.

            ATC OPTION PLAN shall have the meaning given to it in Section 5.5.

            ATC OPTIONS shall have the meaning given to it in Section 6.9.

            ATC REGISTRATION STATEMENT shall have the meaning given to it in
Section 6.11(a).

            ATC SEC DOCUMENTS shall have the meaning given to it in Section 5.2.

            ATC TRANSACTION PROSPECTUS shall have the meaning given to it in
Section 6.11(c).

            ATC VOTING AGREEMENT shall have the meaning given to it in Section 7.3(i).

            ATC'S KNOWLEDGE (or words of similar import) shall mean the actual knowledge of any director or executive officer of ATC or ATI, as such knowledge exists on the date of this Agreement, after reasonable review of appropriate ATC and ATI records and after reasonable inquiry of appropriate ATC and ATI employees.

            ATI shall have the meaning given to it in the Preamble.

            AUTHORITY shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign, including without limitation the FCC.

            BUSINESS PLAN shall have the meaning given to it in Section 6.6.

            CERTIFICATE shall have the meaning given to it in Section 3.1.

            CHANGE OF CONTROL shall mean the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of twenty percent (20%) or more of the Target Common Stock.

            CLAIMS shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

            CLOSING shall have the meaning given to it in Section 2.2.

            CLOSING DATE shall have the meaning given to it in Section 2.2.

            COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

            CODE shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

            COLLATERAL DOCUMENTS shall mean the Registration Rights Agreement, the Target Investment Letters, the Certificate of Merger and the Voting Agreement.

            CONFIDENTIAL INFORMATION shall have the meaning given to it in
Section 6.1(a).

            CONTRACT, CONTRACTUAL OBLIGATION shall mean any agreement, arrangement, commitment, contract, covenant, indemnity, undertaking or other obligation or liability to which Target is a party or to which it or any of the Target Assets is subject.

            CONTROL (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

            CONVERTIBLE SECURITIES shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for shares of common stock, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

            DCL shall have the meaning given to it in Section 2.1.

            DISTRIBUTION shall mean, with respect to any Person, (a) the declaration or payment of any dividend (except dividends payable in common stock of such Person) on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary owned by a Person other than such Person or a Subsidiary of such Person, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person, and (c) any other distribution on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person.

            D&O INSURANCE shall have the meaning given to it in Section 6.2(c).

            EFFECTIVE TIME shall have the meaning given to it in Section 2.3.

            EMPLOYMENT ARRANGEMENT shall mean any employment, consulting, retainer, severance or similar contract, agreement, plan, or arrangement (exclusive of any which is terminable within thirty (30) days without liability, penalty or payment of any kind by Target or any of its Affiliates), or providing for severance, termination payments, or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation, or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership or operation of the Target Assets or the conduct of the Target Business or, as the case may be, the assets of ATC or the conduct of the business of ATC.

            ENCUMBER shall mean to suffer, accept, agree to or permit the imposition of a Lien.

            ENTITY shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

            ENVIRONMENTAL LAW shall mean any applicable Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water, mining or reclamation or mined land, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials. Environmental Laws shall include without limitation, to the extent applicable, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 6901 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.
Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.),the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Section 1201 et seq.), and any analogous and applicable federal, state, local or foreign Laws, and the rules and regulations promulgated thereunder and in effect on the date hereof, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

            ENVIRONMENTAL PERMIT shall mean any Governmental Authorization required by or pursuant to any Environmental Law.

            ENVIRONMENTAL REPORT shall have the meaning given to it in Section 4.18.

            ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

            ERISA AFFILIATE shall mean any Person that is treated as a single employer with Target under Sections 414(b), (c), (m) or (o) of the Code or
Section 4001(b)(1) of ERISA.

            EVENT shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

            EXCHANGE ACT shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

            EXCHANGE AGENT shall have the meaning given to it in Section 3.2(a).

            EXCHANGE AGENT AGREEMENT shall have the meaning given to it in
Section 3.2(a).

            EXCHANGE RATIO shall have the meaning given to it in Section 3.1.

            FAIR MARKET VALUE shall mean, with respect to the ATC Common Stock,
(a) the average of the high and low reported sales prices, regular way, or, in the event that no sale takes place on any day, the average of the reported high and low bid and asked prices, regular way, in either case as reported on the principal stock exchange on which such stock is listed, or, if not so listed, on the Nasdaq National Market System; or (b) if such stock is not so listed, (i) the average of the high and low bid and high and low asked prices on such day in the over-the-counter market as reported by Nasdaq, or (ii) if bid and asked prices for such security on any day shall not have been reported through Nasdaq, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by ATC; or (c) if such security is not publicly traded, as determined by an independent investment banking firm selected by ATC whose fees and expenses shall be borne by ATC.

            FCA shall mean the Communications Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

            FCC shall mean the Federal Communications Commission and shall include any successor Authority.

            GAAP shall mean generally accepted accounting principles applied on a consistent basis, (i) as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or in statements of the Financial Accounting Standards Board that are applicable in the circumstances as of the date in question, (ii) when not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or (iii) that otherwise arise by custom for the particular industry, all as the same shall exist on the date of this Agreement.

            GOVERNMENTAL AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities, including without limitation the FCA and the Federal Aviation Administration, in connection with the ownership or operation of the Target Assets or the conduct of the Target Business.

            GOVERNMENTAL FILINGS shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

            HART-SCOTT-RODINO ACT shall mean the Hart-Scott-Rodino Improvement Act of 1976, as from time to time in effect, or any successor Law, and any reference to any statutory provision shall be deemed to be a reference to any successor statutory provision.

            HAZARDOUS MATERIALS shall mean and include any substance, material, waste, constituent, compound, chemical (in whatever state of matter): (a) the presence of which requires investigation or remediation under any applicable Environmental Law; or (b) that is defined as a "hazardous waste" or "hazardous substance" under any applicable Environmental Law; or (c) that is toxic, explosive, corrosive, etiologic, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated with respect to its impact on the environment by any applicable Authority or regulated by any applicable Environmental Law; or (d) that contains gasoline, diesel fuel or other petroleum hydrocarbons, or any by-products or fractions thereof, natural gas, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon or other radioactive elements, lead, asbestos or asbestos-containing materials ("ACM"), or urea formaldehyde foam insulation.

            IMMEDIATE FAMILY shall mean, with respect to any individual, his or her spouses, past or present, children, parents and siblings, and any of the spouses of the foregoing, past or present, in all cases whether related by blood, by adoption or by marriage.

            INDEBTEDNESS shall mean, with respect to any Person, (a) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves or any minority interest in any Subsidiary of such Person to the extent such interest is treated as a liability with indeterminate term on the consolidated balance sheet of such Person, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all obligations secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (c) to the extent not otherwise included, all Contractual Obligations of such Person constituting capitalized leases and all obligations of such Person with respect to Leases constituting part of a sale and leaseback arrangement.

            INDEBTEDNESS FOR MONEY BORROWED shall mean, with respect to Target, money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, the maximum amount currently or at any time thereafter available to be drawn under all outstanding letters of credit issued for the account of such Person, all Indebtedness upon which interest charges are customarily paid by such Person, and all Indebtedness (including capitalized lease obligations) issued or assumed as full or partial payment for property or services, whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed, but shall not include (a) trade payables, (b) expenses accrued in the ordinary course of business, (c) customer advance payments and customer deposits received in the ordinary course of business, or (d) conditional sales agreements not prohibited by the terms of this Agreement.

            LAW shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign, as in effect on the date hereof; (b) the common law, or other legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation.

            LEASE shall mean any lease of property, whether real, personal or mixed, and all amendments thereto, and shall include without limitation all use or occupancy agreements.

            LEGAL ACTION shall mean, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority or suits, at law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person's business, property or assets.

            LIEN shall mean any of the following: mortgage; lien (statutory or other); or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

            MATERIAL, MATERIALLY OR MATERIALITY for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts, but shall be determined with regard to the relevant party and its Subsidiaries, taken as a whole.

            MATERIAL ADVERSE EFFECT shall mean an Event that has an effect which is materially adverse to the business or financial condition of ATC and its Subsidiaries, taken as a whole, or Target and its Subsidiaries, taken as a whole, as the case may be.

            MATERIAL AGREEMENT shall mean, with respect to Target, any Contractual Obligation which (a) was not entered into in the ordinary course of business, (b) was entered into in the ordinary course of business which (i) involved the purchase, sale or lease of goods or materials, or purchase of services, aggregating more than $100,000 annually during any of the last three fiscal years, or (ii) involves the leasing of space on any tower



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of Target, (c) involves a capitalized lease obligation or Indebtedness for Money
Borrowed, (d) is or otherwise constitutes a written agency, broker, dealer, license, distributorship, sales representative or similar written agreement involving annual payments in excess of $100,000, (e) accounted for more than three percent (3%) of the revenues of the Target Business in any of the last three fiscal years or is likely to account for more than three percent (3%) of revenues of the Target Business during the current fiscal year, or (f) involves the management by Target of any communication tower of any other Person.

            MERGER shall have the meaning given to it in the first Whereas paragraph.

            MERGER CONSIDERATION shall have the meaning given to it in Section 3.1.

            MULTIEMPLOYER PLAN shall mean a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

            OPTION SECURITIES shall mean all stock appreciation rights, rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

            ORGANIC DOCUMENT shall mean, with respect to a Person which is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock and, with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof).

            PBGC shall mean the Pension Benefit Guaranty Corporation and any Entity succeeding to any or all of its functions under ERISA.

            PERMITTED LIENS shall mean (a) Liens for current Taxes not yet due and payable, (b) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, material in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of the Target Business and (c) in the case of Target, any Liens pursuant to the Target Credit Agreements, and, in the case of ATC, the credit facilities of ATC and its Subsidiaries.

            PERSON shall mean any natural individual or any Entity.

            PERSONAL PROPERTY shall mean all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts and other tangible personal property which are owned or leased by Target and used or useful as of the date hereof in the conduct of the business or operations of the Target Business, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

            PLAN shall mean, with respect to any Person and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which such Person or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person



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

involved in the ownership and operation of the Target Assets or the conduct of the business of the Target Business.

            PRIVATE AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to intellectual property.

            REAL PROPERTY shall mean all of the fee estates and buildings and other fixtures and improvements thereon, leasehold interests, easements, licenses, rights to access, rights-of-way, and other real property interests which are owned or used by Target as of the date hereof, in the operations of the Target Business, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

            REGISTRATION RIGHTS AGREEMENT shall have the meaning given to it in
Section 7.2(f).

            REGULATIONS shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations, and all references to temporary Regulations shall be deemed also to refer to any corresponding provisions of final Regulations.

            REPRESENTATIVES shall have the meaning given to it in Section
6.1(a).

            RESTRICTED TRANSACTION shall mean any (i) acquisition or agreement to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or other business organization or division thereof or (y) any assets (other than in the ordinary course of business which for purposes of this definition does not include the acquisition of communications sites and related assets and other business involved in the communications sites industry or the construction of communications towers and related assets), or (ii) any undertaking or agreement to undertake the construction of one or more communications towers.

            SEC shall mean the Securities and Exchange Commission and shall include any successor Authority.

            SECURITIES ACT shall mean the Securities Act of 1933, and the rules and regulations thereunder, all as from time to time in effect, or any successor Law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

            SUBSIDIARY shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

            SUPERIOR PROPOSAL shall mean an Alternative Transaction that the Board of Directors of Target determines in good faith, based on the advice of independent counsel and Target's independent financial advisors, contains terms and conditions, including likelihood of consummation, that are materially more favorable to the Target stockholders that those set forth in this Agreement (as ATC may have proposed to amend it pursuant to the provisions of Section 6.5(d)).

            SURVIVING CORPORATION shall have the meaning given to it in Section 2.1.



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

            TARGET shall have the meaning given to it in the Preamble.

            TARGET ASSETS shall have the meaning given to it in Section 4.4(a), and shall include as appropriate, the assets of Target's Subsidiaries, as contemplated by Section 4.4(a) and the final sentence of Section 4.1(d).

            TARGET BUSINESS shall have the meaning given to it in Section 4.4(b), and shall include as appropriate, the businesses of Target's Subsidiaries, as contemplated by Section 4.4(a) and the final sentence of
Section 4.1(d).

            TARGET CREDIT AGREEMENTS shall have the meaning given to it in
Section 7.2.

            TARGET COMMON STOCK shall have the meaning given to it in Section
3.1.

            TARGET DISCLOSURE SCHEDULE shall mean the Target Disclosure Schedule dated as of the date hereof and heretofore delivered by Target to ATC.

            TARGET EMPLOYEES shall have the meaning given to it in Section 4.14.

            TARGET FINANCIAL STATEMENTS shall have the meaning given to it in
Section 4.2.

            TARGET INFORMATION STATEMENT shall mean the information statement to be filed with the SEC by Target in the event Target does not solicit proxies under the Exchange Act and is not, therefore, required to file the Target Proxy Statement.

            TARGET INVESTMENT LETTERS shall have the meaning given to it in
Section 7.2(g).

            TARGET OPTIONS shall have the meaning given to it in Section 6.9.

            TARGET PROXY STATEMENT shall have the meaning given to it in Section 6.11(b).

            TARGET SEC DOCUMENTS shall have the meaning given to it in Section 4.2.

            TARGET STOCKHOLDER APPROVAL shall have the meaning given it in
Section 6.10.

            TARGET STOCKHOLDERS MEETING shall have the meaning given it in
Section 6.10.

            TARGET'S KNOWLEDGE (or words of similar import) shall mean the actual knowledge of any Target director or officer, as such knowledge exists on the date of this Agreement, after reasonable review of appropriate Target records and after reasonable inquiry of appropriate Target employees.

            TAX (and "Taxable", which shall mean subject to Tax), shall mean, with respect to any Person, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for



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
the payment of any amounts of the type described in (a), and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

            TAX RETURN OR RETURNS shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

            TAXING AUTHORITY shall mean any Authority responsible for the imposition of any Tax.

            TERMINATION DATE shall have the meaning given to it in Section 8.1.

            TRANSACTIONS shall mean the transactions contemplated to be consummated on or prior to the Closing Date, including without limitation the Merger and the execution, delivery and performance of the Collateral Documents.



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